Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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:
In re	:	Chapter 11 Case No.
:
CHARYS HOLDING COMPANY, INC., AND	:
CROCHET & BOREL SERVICES, INC.	:	08-10289 (BLS)
:
Debtors.	:	(Jointly Administered)
:

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AMENDED DISCLOSURE STATEMENT FOR FIRST AMENDED

JOINT PLAN OF REORGANIZATION OF DEBTORS AND CERTAIN

NONDEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP Co-Attorneys for Debtors and Debtors in Possession 767 Fifth Avenue New York, New York 10153 (212) 310-8000	RICHARDS, LAYTON & FINGER, P.A. Co-Attorneys for Debtors and Debtors in Possession One Rodney Square 920 North King Street Wilmington, Delaware 19801 (302) 651-7700
Dated:	January 8, 2009

NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE CHAPTER 11 PLAN OF REORGANIZATION OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

THE DEADLINE FOR VOTING TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 17, 2009, UNLESS EXTENDED. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY SUCH DEADLINE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF CHARYS HOLDING COMPANY, INC. OR CROCHET & BOREL SERVICES, INC. SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT HAS NEITHER BEEN REVIEWED, APPROVED NOR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN THESE CHAPTER 11 CASES AND FINANCIAL INFORMATION. ALTHOUGH THE PLAN PROPONENTS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE PLAN PROPONENTS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE

EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.

ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION VIII OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS.

THE PLAN PROPONENTS URGE CREDITORS TO VOTE TO ACCEPT THE PLAN. THE CREDITORS’ COMMITTEE ALSO STRONGLY ENCOURAGES ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN. THE CREDITORS’ COMMITTEE WAS ACTIVELY INVOLVED IN THE FORMULATION OF THE PLAN AND BELIEVES THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERIES FOR THE DEBTORS’ CREDITORS.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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I.	INTRODUCTION	1
A.	HOLDERS OF CLAIMS ENTITLED TO VOTE	3
B.	VOTING PROCEDURES	5
C.	CONFIRMATION HEARING	5
II.	OVERVIEW OF THE PLAN	6
A.	OVERVIEW OF CHAPTER 11	11
III.	GENERAL INFORMATION REGARDING CHARYS	12
A.	BACKGROUND	12
1.	History	12
2.	Remediation & Reconstruction Operations	14
3.	Telecommunications Infrastructure	14
4.	Employees and Labor Matters	15
5.	Properties and Assets	15
B.	CORPORATE STRUCTURE	16
C.	SIGNIFICANT PREPETITION INDEBTEDNESS	16
1.	8.75% Senior Convertible Notes Due 2012	16
2.	Mirror Notes	17
3.	Seller Notes	17
4.	Other Secured Notes	17
5.	Unsecured Notes and Subordinated Notes	18
6.	Credit Agreements	18
IV.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES	18
A.	DECLINE IN FINANCIAL PERFORMANCE	18
B.	THE RESTRUCTURING NEGOTIATIONS	19
V.	THE CHAPTER 11 CASES	20
A.	FIRST DAY ORDERS	20
1.	Case Administration Orders	20
2.	Critical Obligations	20
3.	Business Operations	20
4.	Financial Operations	20
B.	CREDITORS’ COMMITTEE	21
C.	SIGNIFICANT EVENTS DURING CHAPTER 11 CASES	22

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(continued)

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1.	Execution of Term Sheets With Certain Seller Noteholders	22
2.	Negotiations With Troy Crochet	24
3.	Schedules and Bar Date	24
4.	Extensions of Time	25
5.	Settlement With Imperium	25
VI.	THE PLAN OF REORGANIZATION	26
A.	INTRODUCTION	26
B.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION	27
1.	Unclassified	29
2.	Classified	32
C.	MEANS OF IMPLEMENTING THE PLAN	40
1.	Means of Implementation Applicable to Both Charys Holding and C&B	40
2.	Means of Implementation Specific to Charys Holding	41
3.	Means of Implementation Specific to C&B	46
D.	PLAN PROVISIONS GOVERNING DISTRIBUTIONS	50
1.	Distributions on Account of Allowed General Unsecured Claims	50
2.	Delivery of Distributions	50
3.	No Fractional Shares	51
4.	No Fractional Notes	51
5.	Setoffs and Recoupment	51
6.	Interest on Claims; Dividends	52
7.	Allocation of Plan Distributions Between Principal and Interest	52
E.	PROCEDURES FOR TREATING DISPUTED CLAIMS	52
1.	Objections	52
2.	No Distributions Pending Allowance	52
3.	Distributions After Allowance	52
4.	Resolution of Administrative Expense Claims and Claims	53
5.	Estimation of Claims	53
6.	Interest	53
F.	PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES	53

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(continued)

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1.	Assumption or Rejection of Executory Contracts	53
2.	Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases	54
3.	Cure of Defaults	54
4.	Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan	54
5.	Indemnification and Reimbursement Obligations	55
6.	Insurance Policies	55
7.	Compensation and Benefit Plans	55
G.	CORPORATE GOVERNANCE AND MANAGEMENT OF NEW HOLDCO	56
1.	Board of New Holdco	56
2.	Officers of New Holdco	56
3.	New Employment Agreements	56
H.	CONDITIONS PRECEDENT TO EFFECTIVE DATE	56
1.	Conditions Precedent to Effectiveness	56
2.	Waiver of Conditions	57
3.	Satisfaction of Conditions	57
I.	EFFECT OF CONFIRMATION	58
1.	Binding Effect	58
2.	Discharge of Claims and Termination of Equity Interest	58
3.	Discharge of Debtors	58
4.	Injunction or Stay	59
5.	Terms of Injunction or Stay	59
6.	Injunction Against Interference with Plan of Reorganization	59
7.	Exculpation	59
8.	Releases	60
9.	Avoidance Actions/Objections	60
10.	Retention of Causes of Action/Reservation of Rights	60
J.	MISCELLANEOUS PROVISIONS	61
1.	Withholding and Reporting Requirements	61
2.	Corporate Action	61
3.	Modification of Plan	61

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(continued)

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4.	Revocation or Withdrawal of the Plan	62
5.	Plan Supplement	62
6.	Dissolution of the Creditors’ Committee	62
7.	Exemption from Transfer Taxes	63
VII.	PROJECTIONS AND VALUATION ANALYSIS	63
A.	CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS	63
1.	Responsibility for and Purpose of the Projections	63
2.	Pro Forma Financial Projections	63
3.	Summary of Significant Assumptions	66
4.	Business Strategy of New Holdco	66
5.	Income Statement Assumptions	67
6.	Balance Sheet Assumptions	69
B.	VALUATION	70
1.	DCF Analysis	71
2.	Comparable Public Company Analysis	71
VIII.	CERTAIN FACTORS AFFECTING THE DEBTORS	73
A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS	73
1.	Risk of Non-Confirmation of the Plan of Reorganization	73
2.	Non-Consensual Confirmation	73
3.	Risk of Non-Occurrence of the Effective Date	73
B.	ADDITIONAL FACTORS TO BE CONSIDERED	74
1.	The Plan Proponents Have No Duty to Update	74
2.	No Representations Outside This Disclosure Statement Are Authorized	74
3.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	74
4.	No Legal or Tax Advice Is Provided to You by This Disclosure Statement	74
5.	No Admission Made	74
6.	Business Factors and Competitive Conditions	74
7.	Access to Financing and Trade Terms	76
8.	Variances from Projections	76
C.	CERTAIN TAX MATTERS	76

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(continued)

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IX.	CONFIRMATION OF THE PLAN OF REORGANIZATION	77
A.	CONFIRMATION HEARING	77
B.	REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION 77
1.	Requirements of Section 1129(a) of the Bankruptcy Code	77
2.	Requirements of Section 1129(b) of the Bankruptcy Code	81
3.	Mr. Crochet’s Claims and his Objections to Confirmation	82
X.	FINANCIAL INFORMATION	84
XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION	84
A.	LIQUIDATION UNDER CHAPTER 7	84
B.	ALTERNATIVE PLAN OF REORGANIZATION	84
XII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	85
A.	CONSEQUENCES TO THE PLAN PROPONENTS	86
1.	Consequences to the Debtors	86
2.	Consequences to the Affiliated Plan Proponents	87
B.	CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS	88
1.	Consequences to Holders of 8.75% Senior Convertible Note Claims, and Holders of General Unsecured Claims Against Charys Holding	89
2.	Consequences to Holders of Other Secured Claims Against C&B and General Unsecured Against C&B	92
3.	Distributions in Discharge of Accrued and Unpaid Interest	93
4.	Ownership and Disposition of New Equity Interests	93
5.	Ownership and Disposition of New Secured Notes	94
6.	Tax Treatment of the Liquidating Trusts and Holders of Beneficial Interests	95
C.	INFORMATION REPORTING AND WITHHOLDING	97
XIII.	CONCLUSION	98

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I.

INTRODUCTION

Charys Holding Company, Inc. (“Charys Holding”) and Crochet & Borel Services, Inc. (“C&B” and together with Charys Holding, the “Debtors” and together with all of the non-debtor subsidiaries and affiliates (“Charys”)), debtors and debtors-in-possession, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) on February 14, 2008 (the “Commencement Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors, along with their non-debtor affiliates, Complete Tower Sources, Inc. (“CTSI”), LFC, Inc. (“LFC”), Mitchell Site Acq. Inc. (“MSAI”), and Cotton Commercial USA, Inc. (“Cotton”, and together with CTSI, LFC, and MSAI, the “Affiliated Plan Proponents,” and together with the Debtors, the “Plan Proponents”), submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to holders of equity interests in and claims against the Debtors in connection with (i) the solicitation of acceptances of the First Amended Joint Plan of Reorganization of Debtors and Certain Nondebtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Plan”) filed by the Plan Proponents with the Bankruptcy Court and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for February 25, 2009 at 11:00 a.m. (prevailing Eastern Time). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan. Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.

The Plan represents a compromise and settlement (the “Plan Settlement”) of various significant claims against Charys Holding and its Affiliates that benefits all of its creditors. The Plan Settlement seeks to preserve value of the Affiliated Plan Proponents for Charys Holding’s creditors while recognizing and balancing the fact that the 8.75% Senior Convertible Notes have direct guarantee claims against these Affiliates (and others) that would significantly reduce – if not completely eliminate – any value for the benefit of other Charys Holding’s creditors. In addition, the Plan Settlement addresses other significant claims, including those of the holders of the Mirror Notes, Lori Mitchell, Matthew Mitchell, Carrol Castille and the Cotton Sellers (defined below). Attempts to settle certain other claims have proven unsuccessful, and the Debtors will address those claims, to the extent necessary, in due course.

As noted above, absent a plan to which the holders of the 8.75% Senior Convertible Notes have consented, such holders would be entitled to enforce remedies directly against the Affiliated Plan Proponents and receive almost all – if not all – of the value of the Affiliated Plan Proponents. Assuming, for argument’s sake, that the intercompany claims reflected on Charys Holding’s books and records against the Affiliated Plan Proponents are respected when the holders exercise their remedies, Charys Holding’s pro-rata share of equity of the Affiliated Plan Proponents (assuming such equity is contributed to a holding company as is the case under the Plan) is slightly less than 3%. Further, absent the Plan Settlement, the Cotton Sellers, Lori Mitchell, Matthew Mitchell, and Carrol Castille would have claims against Charys Holding and Cotton Telecom, Inc. arising out of the Seller Notes issued in connection with their respective sale transactions. In order to preserve as much value as possible for creditors, the parties propose the settlements embodied in the Plan, which result in, among other things, the Cotton Sellers, Lori Mitchell, Matthew Mitchell, and Carrol Castille waiving their claims against Charys Holding and Cotton Telecom, Inc. and entering into new employment arrangements to continue operating their respective companies, and the Charys Liquidating Trust receiving for the benefit of Charys Holding’s creditors 6% (i.e., more than double than it would be entitled to based upon Charys Holding’s outstanding intercompany claims) of the equity of New Holdco (whose assets mainly consist of equity in the Affiliated Plan Proponents).

This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.

The Plan sets forth how Claims against and Equity Interests in the Debtors will be treated upon the Debtors’ emergence from chapter 11 if the Plan is confirmed by the Bankruptcy Court and is thereafter consummated. This Disclosure Statement describes certain aspects of the Plan, Charys’ business operations, significant events leading to the chapter 11 cases and related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN AND DISTRIBUTIONS TO BE MADE THEREUNDER, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND ALL OF THEIR RELATED EXHIBITS AND SCHEDULES IN THEIR ENTIRETY.

Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

•	The Plan (Exhibit A);
•

Order of the Bankruptcy Court, dated January 8, 2009 (the “Disclosure Statement Order”), approving, among other things, this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (attached hereto without exhibits) (Exhibit B);

•	Charys Holding’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007 (Exhibit C);
•	The Debtors’ Projected Financial Information (Exhibit D); and
•	The Debtors’ Liquidation Analysis (Exhibit E).

THE DEBTORS BELIEVE THAT THE PLAN COMPLIES WITH ALL PROVISIONS OF THE BANKRUPTCY CODE AND WILL ENABLE THEM TO RESTRUCTURE THEIR DEBT SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THE AFFILIATED PLAN PROPONENTS, THE DEBTORS’ ESTATES, CREDITORS AND EQUITY INTEREST HOLDERS.

A ballot for the acceptance or rejection of the Plan (“Ballot”) is enclosed with the Disclosure Statement mailed to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan.

On January 8, 2009, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical investor of the relevant classes to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A

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DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail, among other things, the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.	HOLDERS OF CLAIMS ENTITLED TO VOTE

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject a proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan and classes of claims or equity interests that will receive no distribution under a plan are deemed to have rejected the plan and are not entitled to vote thereon. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section VI.B of this Disclosure Statement.

Charys Holding Claims in Class 5 (Cotton Seller Note Claims), Class 6 (CTSI/MSAI Seller Note Claims and Mirror Note Claims), Class 7 (8.75% Senior Convertible Note Claims), Class 8 (General Unsecured Claims Against Charys Holding); as well as C&B Claims in Class 3 (Other Secured Claims Against C&B), and Class 4A (General Unsecured Claims Against C&B), are impaired and, to the extent Claims in such Classes are Allowed, the holders of such Claims will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Charys Holding Claims in Class 1 (Other Priority Claims Against Charys Holding), Class 2 (Secured Tax Claims Against Charys Holding), Class 3 (Secured Working Capital Facility Claims Against Charys Holding), and Class 4 (Other Secured Claims Against Charys Holding), as well as C&B Claims in Class 1 (Other Priority Claims Against C&B) and Class 2 (Secured Tax Claims Against C&B), are unimpaired. As a result, holders of Claims in those Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan. Charys Holding Claims in Class 9 (Subordinated Debt Claims), Class 10 (Charys Holding Securities Claims), Class 11 (Charys Holding Equity Interests), as well as C&B Claims in Class 4B (C&B 8.75% Senior Convertible Note Claims), C&B Claims in Class 5 (C&B Securities Claims) and Class 6 (C&B Equity Interests) will receive no distribution pursuant to the Plan and, therefore, are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section IX of this Disclosure Statement.

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If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the rejection of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section IX.B.2 of this Disclosure Statement.

Holders of Charys Holding Subordinated Debt Claims (Charys Holding Class 9), Charys Holding Securities Claims (Charys Holding Class 10), Charys Holding Equity Interests (Charys Holding Class 11), C&B 8.75% Senior Convertible Note Claims (C&B Class 4B), C&B Securities Litigation Claims (C&B Class 5) and C&B Equity Interest (C&B Class 6) will not receive any distribution under the Plan and are therefore deemed to have rejected the Plan. With respect to the Classes of Claims and Equity Interests that are deemed to have rejected the Plan,i.e., Charys Holding Class 9, Charys Holding Class 11, Charys Holding Class 11, C&B Class 4B, C&B Class 5 and C&B Class 6, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

The Plan Proponents are commencing this solicitation after extensive negotiations with the Creditors’ Committee.

THE PLAN PROPONENTS AND THE CREDITORS’ COMMITTEE RECOMMEND THAT HOLDERS OF CHARYS HOLDING CLAIMS IN 5, 6, 7, AND 8, AND HOLDERS OF C&B CLAIMS IN CLASSES 3 AND 4A VOTE TO ACCEPT THE PLAN.

The Debtors’ legal advisors are Weil, Gotshal & Manges LLP and Richards, Layton & Finger, P.A., and their financial advisor is AlixPartners, LLP. They can be contacted at:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Phone: (212) 310-8000 Attn: Stephen Karotkin, Esq.	AlixPartners, LLP 9 West 57th Street, Suite 3420 New York, New York 10019 Phone: (212) 490-2500 Attn: Alan D. Holtz
Richards, Layton & Finger, P.A. One Rodney Square 920 North King Street Wilmington, DE 19801 Phone: (302) 651-7700 Attn: Mark D. Collins, Esq. Paul N. Heath, Esq.

B.	VOTING PROCEDURES

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, which must be used for

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each separate Class of Claims. Ballots and master ballots (“Master Ballots”) should be returned to:

Charys Ballot Processing Center

c/o Kurtzman Carson Consultants, LLC

2335 Alaska Avenue

El Segundo, California 90245

If the return envelope provided with your Ballot was addressed to your bank or brokerage firm, please allow sufficient time for that firm to process your vote on a Master Ballot before the Voting Deadline (4:00 p.m., prevailing Eastern Time, February 17, 2009).

Do not return any other documents with your Ballot.

TO BE COUNTED, YOUR EXECUTED BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVEDBY NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 17, 2009. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN SHALL NOT BE COUNTED.

Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is listed on the Schedules as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set January 8, 2009 as the record date for holders of Claims entitled to vote on the Plan. Accordingly, only holders of record as of such date that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, received a damaged Ballot or lost your Ballot or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Kurtzman Carson Consultants, LLC at (888) 647-1733.

C.	CONFIRMATION HEARING

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on February 25, 2009 at 11:00 a.m. (prevailing Eastern Time) before the Honorable Brendan L. Shannon, Courtroom #1, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before February 10, 2009 at 4:00 p.m. (prevailing Eastern Time) in the manner described in Section IX.A of this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

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II.

OVERVIEW OF THE PLAN

The following table briefly summarizes the classification and treatment of Administrative Expense Claims, Claims and Equity Interests under the Plan. For a more detailed description of the classification and treatment for all Classes, please refer to the discussion in Section VI.B of the Disclosure Statement and to the Plan itself:1

Class	Type of Claim or Equity Interest	Treatment	Approximate Percentage Recovery
	Administrative Expense Claims	Each Administrative Expense Claim will be paid in full, in Cash, by the applicable Liquidating Trustee on the later of the Effective Date, when such Claim becomes Allowed, or when such Claim becomes payable under any agreement relating thereto. Claims incurred in the ordinary course of business will be paid when due in the ordinary course of business.	100%
	Professional Compensation and Reimbursement Claims	Each Professional Compensation and Reimbursement Claim will be paid in full by the applicable Liquidating Trustee, in Cash, in accordance with the order allowing any such Claim.	100%
	Indenture Trustee Fees	The Indenture Trustee Fees will be paid in full, in Cash, by New Holdco on the Effective Date. To the extent that the Indenture Trustee provides services related to distributions pursuant to the Plan, payment for such services will be made on terms agreed to by the Indenture Trustee and the Charys Trustee.	100%

_________________________

1  This table is only a summary of the classification, impairment and entitlement to vote of Administrative Expense Claims, Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan and all exhibits thereto for a complete description of the classification and treatment of Claims and Interests. Accordingly, this summary is qualified in its entirety by reference to the entire Disclosure Statement and the Plan and all exhibits thereto.

6

	Priority Tax Claims (Approximately $0)[2]

Priority Tax Claims will either be (i) paid in full in Cash by the applicable Liquidating Trust, on the Effective Date or (ii) paid in full in Cash by the applicable Liquidating Trust, over a period not exceeding five years from and after the Commencement Date, in equal annual Cash payments with interest at the applicable rate under non-bankruptcy law.

			Not applicable
Charys Holding Class 1	Other Priority Claims Against Charys Holding (Approximately $33,000)	Unimpaired. Other Priority Claims Against Charys Holding will be paid in full, in Cash, by the Charys Liquidating Trust on the later of the Effective Date, the date such Claim becomes an Allowed Other Priority Claim, or the date for payment provided by any agreement or understanding between Charys Holding and the holder of such Claim.	100%
Charys Holding Class 2	Secured Tax Claims Against Charys Holding (Approximately $0)

Unimpaired. Secured Tax Claims Against Charys Holding will either (i) be paid in full, in Cash, on the later of the Effective Date or the date such Claim becomes Allowed, (ii) receive equal annual Cash payments commencing on the Effective Date in an aggregate amount equal to such Allowed Secured Tax Claim, or (iii) receive deferred Cash payments upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. All such payments will be made by the Charys Liquidating Trust.

			Not applicable

_________________________

2  The claim amounts set forth herein are the Debtors’ estimates based on the Debtors’ books and records. Actual amounts will depend on final reconciliation and resolution of all Administrative Expense Claims and Claims, and the negotiation of cure amounts, if any. Accordingly, the actual amounts may vary from the amounts set forth herein.

7

Charys Holding Class 3	Secured Working Capital Facility Claims Against Charys Holding (Approximately $0)[3]

Unimpaired. Each Secured Working Capital Facility Claim Against Charys Holding will either (i) be paid in full, in Cash; (ii) receive the proceeds from the sale of the Collateral securing the Claim to the extent of the holder’s secured interest in the Collateral; (iii) receive the Collateral securing such Claim; or (iv) receive such other distribution as necessary to satisfy section 1124 of the Bankruptcy Code. All such payments will be made by the Charys Liquidating Trust.

			Not applicable
Charys Holding Class 4	Other Secured Debt Claims Against Charys Holding (Approximately $0)[4]	Unimpaired. Each Other Secured Debt Claim Against Charys Holding will either (i) be paid in full, in Cash; (ii) receive the proceeds from the sale of the Collateral securing the Claim to the extent of the holder’s secured interest in the Collateral; (iii) receive the Collateral securing such Claim; or (iv) receive such other distribution as necessary to satisfy section 1124 of the Bankruptcy Code. All such payments will be made by the Charys Liquidating Trust.	100%
Charys Holding Class 5	Cotton Seller Note Claims (Approximately $5.4 million)	Impaired. Each holder a Cotton Seller Note Claim will receive the treatment provided for in the Cotton Settlement Agreement.	Not applicable

_________________________

3  Charys Holding has guaranteed two working capital facility claims of two non-debtor subsidiaries. Charys Holding estimates that in view of, inter alia, the rights of prior lienholders, there is no remaining collateral value securing such claims.

4  This does not include the Imperium Claims described below, which are being paid pursuant to a settlement agreement approved by the Bankruptcy Court.

8

Charys Holding Class 6	CTSI/MSAI Seller Note Claims (approximately $19.6 million) and Mirror Note Claims (approximately $8 million)

Impaired. Each holder of a CTSI/MSAI Seller Note Claim and Mirror Note Claim will receive the treatment provided for in the CTSI / MSAI Settlement Agreement which shall include receipt of its Class 6/7 Pro Rata Share of the New Secured Notes.

			Not applicable
Chary Holding Class 7	8.75% Senior Convertible Note Claims (Approximately $210 million)	Impaired. Each holder of an 8.75% Senior Convertible Note Claim will receive, in accordance with the Restructuring Transactions, (i) its Class 6/7 Pro Rata Share of the New Secured Notes, (ii) its Class 7 Pro Rata Share of 94% of the New Equity Interests and (iii) its Class B Charys Beneficial Interest in the Charys Liquidating Trust.	32.5%
Charys Holding Class 8	General Unsecured Claims Against Charys Holding (Approximately $44.2 million) (exclusive of intercompany claims)	Impaired. Each holder of a General Unsecured Claim Against Charys Holding will receive its Class B Charys Beneficial Interest in the Charys Liquidating Trust.	0% - 15%
Charys Holding Class 9	Subordinated Debt Claims (Approximately $14 million)	Impaired. Holders of Subordinated Debt Claims Against Charys Holding will not receive any distribution.	0%
Charys Holding Class 10	Securities Claims Against Charys Holding (Approximately $0)	Impaired. Holders of Securities Claims Against Charys Holding will not receive any distribution.	Not applicable

9

Chary Holding Class 11	Equity Interests in Charys Holding	Impaired. Equity Interests in Charys Holding will not receive any distribution.	0%
C&B Class 1	Other Priority Claims Against C&B (Approximately $0)	Unimpaired. On the later of the Effective Date and the date such Claim becomes Allowed, each Other Priority Claim Against C&B will be paid in full in Cash by the C&B Liquidating Trust.	Not applicable
C&B Class 2	Secured Tax Claims Against C&B (Approximately $0)

Unimpaired. Each Secured Tax Claim Against C&B will either (i) be paid in full, in Cash, on the later of the Effective Date or the date such Claim becomes Allowed (ii) be paid in full, in Cash, over a period not exceeding five years from and after the Commencement Date, in equal annual Cash payments with interest at the applicable rate under non-bankruptcy law. All such payments will be made by the C&B Liquidating Trust.

			Not applicable
C&B Class 3	Other Secured Clams Against C&B (Approximately $400,000)[5]	Impaired. On the later of the Effective Date or the date such Claim becomes Allowed, each Other Secured Debt Claim Against C&B will receive the proceeds from the sale of the Collateral securing the Claim to the extent of the holder’s secured interest in the Collateral. All such payments will be made by the C&B Liquidating Trust.	100%
C&B Class 4A	General Unsecured Claims Against C&B (Approximately $63 million)	Impaired. On the later of the Effective Date or the date such Claim becomes Allowed, each General Unsecured Claim Against C&B will receive its Class B Beneficial Interest in the C&B Liquidating Trust.	0% - 15%

_________________________

5  This does not include the Imperium Claims described below, which are being paid pursuant to a Settlement Agreement approved by the Bankruptcy Court.

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C&B Class 4B	C&B 8.75% Senior Convertible Note Claims (Approximately $210 million)	Impaired. No distribution.	0%
C&B Class 5	C&B Securities Claims (Approximately $0)	Impaired. No distribution.	Not applicable
C&B Class 6	C&B Equity Interests	Impaired. No distribution.	0%

For detailed historical and projected financial information and valuation estimates, see Section VII below, entitled “PROJECTIONS AND VALUATION ANALYSIS,” and Exhibits C and D to this Disclosure Statement.

A.	OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order confirming a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a plan of reorganization has been filed, certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting

11

acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical investor of the relevant classes to make an informed judgment regarding the plan.

The Plan Proponents are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code. This Disclosure Statement sets forth specific information regarding the Debtors’ and certain of their affiliates’ pre-bankruptcy history, the nature of the chapter 11 cases, and the anticipated organizational and capital structure and operations of the Plan Proponents after confirmation of the Plan and emergence from chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, certain risk factors associated with the debt and equity securities that will be issued to holders of certain Classes of Claims and Equity Interests and the manner in which distributions will be made under the Plan to holders of Allowed Claims. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Equity Interests entitled to vote must follow for their votes to be counted.

III.

GENERAL INFORMATION REGARDING CHARYS

A.	BACKGROUND
1.	History

Charys Holding was initially incorporated in Minnesota in February, 1959 under the name Rogers Hardware and Lumber Company. Through a share exchange on October 12, 2000, it became Spiderboy International, Inc. On February 27, 2004, as a result of a change of control transaction, it changed its business to that of a holding company. On June 25, 2004 it changed its state of incorporation from Minnesota to Delaware. Since June, 2004, Charys Holding has acquired a number of operating companies in targeted industries.

In 2005 and 2006, Charys Holding acquired a number of businesses:

▪

The CTSI Transaction. On June 20, 2006 and amended August 15, October 27 and December 14, Charys and Ayin Holding Company, Inc. (“Ayin”), a wholly-owned subsidiary of Charys, entered into a stock purchase agreement with CTSI and Lori Mitchell, CTSI’s sole shareholder, whereby Ayin agreed to purchase all of the issued and outstanding capital stock of CTSI for the aggregate purchase price (including contingent amounts) of approximately $76 million, consisting of notes, cash and Charys Holding stock. CTSI is a cell tower construction company, providing full service, in-house tower construction, installation and maintenance services to the wireless industry in the gulf coast region.

▪

MSAI Transaction. On June 20, 2006 and amended August 15, October 27 and December 14, Charys Holding and Ayin entered into a stock purchase agreement with MSAI and Matthew Mitchell, MSAI’s sole shareholder, whereby Ayin agreed to purchase all of the issued and outstanding capital stock of MSAI for the aggregate purchase price (including contingent amounts) of approximately $29 million, consisting of notes, cash and Charys Holding stock. MSAI is a site

12

acquisition, zoning, permitting, and project management services provider to the wireless industry in the gulf coast region.

▪

C&B Acquisition. On May 1, 2006, Charys Holding acquired all outstanding capital stock of C&B from Troy Crochet, pursuant to a stock purchase agreement, for approximately $179 million, consisting of Charys Holding stock, cash and notes. C&B provided property owners with restoration and maintenance services in residential, commercial, industrial, marine and institutional markets during times of distress. C&B is no longer an operating business.

▪

The Cotton Companies Acquisition. On September 1, 2006 and amended October 6, October 19, October 31, December 8 and February 23, 2007, Charys Holding entered into a stock and limited partnership purchase agreement with certain sellers to purchase the Cotton Companies (as hereinafter defined) for approximately $80 million, payable in the form of cash, promissory notes and shares of Charys Holding stock. The Cotton Companies have since been merged into a single company, Cotton Commercial USA, Inc., which is a disaster recovery firm specializing in fire and water restoration services ranging from initial project assessment and planning through catastrophe management, reconstruction, restoration and environmental remediation.

▪

Other Acquisitions. On April 24, 2006, Charys Holding acquired LFC for approximately $11 million. LFC provides professional consulting support services to the wireless communications, petroleum exploration, industrial, commercial and residential industries. It primary services include site acquisition and architecture and engineering services for the wireless industry as well as materials testing for the commercial and residential sectors. On November 1, 2005, Charys Holding acquired all of the outstanding common stock of Viasys Services, Inc. (“Viasys”) for approximately $20.6 million. Viasys designs, installs and maintains wired and wireless communication networks and infrastructure, installs intelligent transportation systems, provides industrial maintenance services, and provides underground utility construction services to government, telecommunications and industrial customers. On November 1, 2005, Charys Holding acquired all of the outstanding common stock of Method IQ, Inc. (“MIQ”) for approximately $10 million.  MIQ provides technical support, hardware/software sales and professional services to telecommunications companies. Substantially all of the assets of Method IQ were sold to Phoenix Transformational Technologies, LLC on January 17, 2008 and it is no longer an operating business. On March 4, 2005, Charys acquired Aeon Technologies Group, Inc. (“ATG”) for an aggregate value of common stock of $3.1 million. ATG supplies design, deployment and maintenance services to the telecommunications industry. ATG was sold October 31, 2007 and is no longer an operating business.

Currently, Charys Holdings’ material subsidiaries are organized in two primary business lines: (i) remediation and reconstruction (the “Remediation Business”), and (ii) telecommunications infrastructure (the “Telecommunications Business”). Charys’ business operations are nationwide, and Charys employs approximately 500 people. Charys’ customers

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include a number of major United States corporations, including, AT&T, Verizon, Home Depot, Marriott, and Wal-Mart, and Charys is also a supplier to the United States government.

2.	Remediation & Reconstruction Operations

The Remediation Business includes several entities, including C&B/Cotton Holdings, Inc., Cotton Commercial USA, Inc. and C&B. Only C&B is a debtor in these chapter 11 cases, and, as stated, C&B no longer is an operating business. C&B/Cotton Holdings, Inc. is a first tier subsidiary of Charys Holding and is the holding company of Cotton Commercial USA, Inc. d/b/a Cotton USA, which is the operating entity.

The Remediation Business provides emergency planning and coordination, response to catastrophic losses, reconstruction and restoration and environmental remediation. The remediation and reconstruction services cover the restoration and maintenance of commercial, industrial, marine, residential and institutional properties that have suffered catastrophic or other casualty loss as a result of, among other things, fires, earthquakes or hurricanes.

The services provided by the Remediation Business include:

▪

Emergency planning and coordination services designed to minimize the human and asset risk in unexpected catastrophic incidents. Services include developing responses for emergencies ranging from minor calamities to major disasters.

▪

Fire restorative services which remove hazardous contaminants, restore structures and equipment to full productivity, assess and implement effective and timely reconstruction procedures, and decontaminate and restore facilities and equipment.

▪	Water restoration services which include rapid response to water damage and extraction of water in order to minimize losses and subsequent reconstruction.
▪	Demolition and reconstruction services related to commercial and residential properties damaged by catastrophic events.
▪

Additional services which include a range of professional catastrophic emergency services. Charys also assists clients in complying with the financial procedures required for acceptance of their claims by federal government agencies and insurance providers.

3.	Telecommunications Infrastructure

The Telecommunications Business also encompasses several subsidiaries, including Cotton Telecom, Inc. (f/k/a Ayin Holding Company, Inc.), the parent of Ayin Tower Management Services, Inc.; Aeon Technologies Group, Inc. (f/k/a CCI Telecom, Inc.), the parent of Aeon Technologies, Inc.; Berkshire Wireless, Inc.; CCI Integrated Solutions, Inc.; CTSI;

14

MSAI; LFC; Digital Communication Services, Inc.; the Viasys Companies; VSI Real Estate Holdings, Inc.; and Method IQ, Inc.6

The Telecommunications Business provides an array of telecommunications infrastructure services to large service providers and other business enterprises. The Telecommunications Business provides engineering services, program management, construction, installation and maintenance services, premise wiring services, tower and radio infrastructure services, and technology implementation and integration services. Additionally, the Telecommunications Business provides rapid deployment and restoration services in support of the Remediation Business.

These services include:

▪

Engineering and project management services, including outside plant, civil and environmental engineering and design of towers, and aerial, underground fiber optic, and copper cable systems. Project management services for nationwide wireless installations include site survey and acquisition, site zoning and permitting, site environmental engineering and tower engineering and evaluation.

▪

Construction, installation and maintenance services which include placing and splicing cable, excavation and placement of conduit and cable systems, placing of structures such as poles, cabinets and closures and installation and maintenance of transmission and central office equipment. Tower and infrastructure services include site acquisition, engineering, construction, build to suit, electronics installation and maintenance.

4.	Employees and Labor Matters

Charys Holding is the only debtor in these chapter 11 cases that currently has active employees. As of the Commencement Date, Charys Holding had approximately 11 full-time employees, of which ten are salaried employees and one is an hourly employee. Charys Holding also utilizes the services of temporary employees and one independent contractor. None of Charys Holding’s employees are represented by labor unions. As stated above, the Charys enterprise employs approximately 500 people.

5.	Properties and Assets

Charys Holding’s main asset is its interest in its subsidiaries. Charys Holding does not own any real property, but it does lease office space in Atlanta, Georgia. C&B has no ongoing business operations. Its principal asset consists of accounts receivable arising from services rendered prior to the Commencement Date.

_________________________

6  The following companies currently have no ongoing operations: Ayin Tower Management Services, Inc., Aeon Technologies Group, Inc. (f/k/a CCI Telecom, Inc.); Berkshire Wireless, Inc., CCI Integrated Solutions, Inc.; Digital Communication Services, Inc.; and Method IQ, Inc. VSI Real Estate Holdings, Inc. never had operations.

15

B.	CORPORATE STRUCTURE

The following constitutes a brief description of Charys Holding’s principal subsidiaries:

Cotton Commercial USA, Inc. (formerly Cotton Holdings 1, Inc., Cotton Commercial USA, L.P., and Cotton Restoration of Central Texas, LP (collectively, the “Cotton Companies”)) is a disaster recovery company with offices in Texas, Georgia, North Carolina, the District of Columbia, Illinois, Arizona, Florida and Colorado.

C&B formerly operated out of offices in Texas and Louisiana and provided property owners with restoration and maintenance services in residential, commercial, industrial, marine, and institutional markets, specializing in restoration and recovery operations following large catastrophes. After Charys Holding acquired 40% of Cotton it created C&B/Cotton Holdings to house the operations of both Cotton and C&B. After Charys Holding completed the acquisition of Cotton by acquiring the remaining 60% February 14, 2007, Charys Holding began the process of merging the operations of Cotton and C&B, into one disaster and remediation unit with headquarters located at Cotton’s offices in Katy, Texas.

•	In July 2007, substantially all of the employees of C&B were transferred to Cotton.
•	Leases of certain rolling stock assets of C&B were assigned to and assumed by Cotton; and
•	Title to certain ordinary course of business commercial equipment such as dryers and generators was not transferred to Cotton but was utilized in the operation of the combined business unit.
•	Receivables generated by C&B remained on the books of C&B and C&B maintained responsibility for the collection thereof.

Cotton Telecom, Inc. (formerly Ayin Holding Company, Inc.) acts as a holding company for the Charys wireless communications service companies, including CTSI, MSAI, LFC and Ayin Tower Management Services, Inc., which focus on acquisition, development, and construction of telecommunications infrastructure. As stated above, Ayin Tower Management Services, Inc. has no ongoing operations.

Viasys Network Services, Inc. and Viasys Services, Inc. (collectively, the “Viasys Companies”) are headquartered in Florida with offices in Florida and South Carolina, and provide a variety of services to the transportation, utility, telecommunication and manufacturing industries.

MIQ sold substantially all of its assets on January 17, 2008 and has no ongoing operations.

C.	SIGNIFICANT PREPETITION INDEBTEDNESS

1.	8.75% Senior Convertible Notes Due 2012

In February 2007, Charys Holding issued $201,250,000 in original principal amount of 8.75% Senior Convertible Notes due 2012 (the “8.75 % Senior Convertible Notes”) pursuant to that certain Indenture, dated as of February 16, 2007, by and between The Bank of

16

New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee, and Charys Holding (the “Indenture”). Proceeds of the 8.75 % Senior Convertible Notes were used toward certain of the payments due in respect of the Seller Notes (defined below), to refinance and/or pay off other indebtedness, complete acquisitions described above and for working capital and other general corporate purposes. As of the Commencement Date, the aggregate amount due and outstanding with respect to the Notes was approximately $210,000,000. The obligations under the 8.75 % Senior Convertible Notes are guaranteed by each of the material subsidiaries of Charys Holding, including C&B and each of the Affiliated Plan Proponents.

2.	Mirror Notes

In connection with the acquisitions of MSAI and CTSI, as described above, Charys Holding issued 8.75% Senior Convertible Notes due 2012 to Lori Mitchell, Matthew Mitchell, and Carrol Castille (the “Mirror Notes”). The Mirror Notes contained terms similar to those contained in the 8.75% Senior Secured Notes and in the Indenture. The notes consist of: (a) a Mirror Note payable to Matthew Mitchell in the original principal amount of $2,590,476; (b) a Mirror Note payable to Lori Mitchell in the original principal amount of $2,569,524; and (c) a Mirror Note payable to Carrol Castille in the original principal amount of $2,840,000.

3.	Seller Notes

Charys Holding is currently obligated on notes (described below) that were issued in connection with the acquisitions in the aggregate amount of approximately $80 million (collectively, the “Seller Notes”).

In connection with the acquisition of C&B described above, Charys Holding issued a note to Troy Crochet in the amount of $77.9 million (the “C&B Note”). On April 13, 2007, Charys paid $31.1 million of amounts outstanding on the C&B Note. The remaining balance is $46.8 million. Mr. Crochet has asserted that the C&B Note is secured by certain assets of the Debtors. The Debtors believe that any security interests claimed by Mr. Crochet are either invalid, unenforceable, and/or otherwise avoidable. The Debtors also believe they have other claims against Mr. Crochet and with respect to the C&B Note. To the extent Mr. Crochet has an Allowed Claim against Charys Holding with respect to the C&B Note, the obligations of Charys Holding in respect of the 8.75% Senior Convertible Notes are contractually subordinated to such Allowed Claim.

In connection with the acquisition of the Cotton Companies described above, Charys Holding has outstanding a secured promissory note to the Cotton Sellers in the amount of $5.2 million (the “Cotton Seller Note”).

In connection with the acquisitions of MSAI and CTSI, Charys has outstanding notes to Lori Mitchell and Matthew Mitchell totaling $14.2 million and $5.4 million, respectively. The terms of these notes provide that payment of half of each note is conditioned on MSAI and CTSI achieving certain EBITDA targets.

4.	Other Secured Notes

Charys Holding also issued secured notes to Imperium Master Fund, Ltd. (“IMF”), the JED Family Trust and John Michaelson, totaling approximately $8.3 million (the

17

“Imperium Notes”), which are guaranteed by each of Charys Holding’s subsidiaries and are secured by liens on and security interests in substantially all of the assets of Charys Holding and its subsidiaries. As detailed below, Charys Holding has entered into a settlement with IMF and certain of its affiliates (collectively, “Imperium”) with respect to the treatment of the Imperium Notes.

5.	Unsecured Notes and Subordinated Notes

Charys Holding also has outstanding as of the Commencement Date unsecured notes in the aggregate amount of approximately $16.6 million. Of this amount, approximately $15 million in principal amount are subordinated in right of payment to the 8.75% Senior Convertible Notes.

6.	Credit Agreements

As of the Commencement Date, Charys Holding was a guarantor of obligations owing under certain credit agreements. The aggregate outstanding balance on such credit agreements was approximately $2.3 million.

IV.

KEY EVENTS LEADING TO THE

COMMENCEMENT OF THE CHAPTER 11 CASES

A.	DECLINE IN FINANCIAL PERFORMANCE

During the year preceding the Commencement Date, Charys faced a number of challenges, which, taken together, had a negative impact on their overall financial performance and ultimately necessitated the commencement of these chapter 11 cases.

Charys Holding acquired companies in two business sectors to leverage certain synergies created by these acquisitions. In connection with these acquisitions, Charys Holding incurred significant debt obligations, as described above. Subsequent to the acquisitions, however, revenue and cash flow generation did not attain projected levels, thereby leaving Charys Holding in a position where it did not have adequate resources to service its debt.

Several factors were responsible for these circumstances in the Remediation Business. These factors included the inability to commence work on several anticipated large projects as a result of circumstances beyond Charys’ control (such as third party litigation involving the related customers) and a higher degree of price competition in early 2007 to which Charys did not immediately react. More significantly, the regions in which the Remediation Business has its primary operations saw fewer hurricanes and other natural disasters in 2006 and 2007 than anticipated.

The Telecommunications Business experienced a major negative impact as a consequence of the December 2006 merger of AT&T and Bell South. In the wake of this merger, the combined entity significantly deferred its capital spending, including for the acquisition of cellular tower sites and construction of cellular towers, which had a significant negative impact on the revenues of the Telecommunications Business. Additionally, the Telecommunications

18

Business was negatively impacted by the inability to obtain bonding for certain construction contracts due to Charys’ financial condition.

As a result of the forgoing circumstances, Charys Holding was unable to make the interest payment due on November 16, 2007, with respect to the 8.75 % Senior Convertible Notes and commenced restructuring negotiations with certain holders of the 8.75 % Senior Convertible Notes and holders of the Seller Notes, as described below.

In furtherance of their efforts to improve the financial performance of their business, the Debtors hired AlixPartners, LLP (“AlixPartners”) as management advisors in September 2007. AlixPartners continues in the role.

B.	THE RESTRUCTURING NEGOTIATIONS

Beginning in the late fall of 2007, Charys Holding began negotiations with: (a) an ad hoc committee (the “Ad Hoc Committee”) consisting of certain individual holders of or managers of accounts that hold the 8.75 % Senior Convertible Notes;7 (b) the holders of the Seller Notes; and (c) Billy V. Ray, Jr., the former Chief Executive Officer of Charys Holding and the controlling stockholder.

After protracted, good faith negotiations, Charys Holding and the members of the Ad Hoc Committee reached an agreement on the terms of a restructuring of the Debtors to be effectuated pursuant to a plan of reorganization, which agreement was memorialized in a term sheet and restructuring agreement entered into by the parties.

Specifically, prior to the Commencement Date, the Debtors and the Ad Hoc Committee agreed that Charys Holding would propose a plan of reorganization that would contain the following principal elements:

•

Each holder of a claim under a Seller Note would (a) (i) waive its claim and receive no distribution and (ii) receive a release of all claims arising under chapter 11 of the Bankruptcy Code or (b) receive such other treatment as may be agreed upon.

•

Each holder of a 8.75% Senior Convertible Note Claim would receive its pro rata share of new secured notes in the principal amount of $40 million and its pro rata share of 93% of the stock of reorganized Charys Holding.

•	Unsecured trade claims would be paid in full.
•

Holders of General Unsecured Claims (other than holders of the 8.75% Senior Convertible Notes and the Mirror Notes) would receive either a share in a percentage of the stock of reorganized Charys Holding or payment in full.

•	Subordinated Debt Claims would not receive any distribution.

_________________________

7  Subsequent to the Commencement Date, the Ad Hoc Committee disbanded.

19

•	Existing equity interest in Charys Holding would receive no distributions.

At the time of the Commencement Date, the Debtors and the Ad Hoc Committee believed that they had agreements in principal with each of the holders of the Seller Notes, and that such agreements were subject only to definitive documentation. Since that time, however, Mr. Crochet has indicated that he no longer is willing to resolve his Seller Note obligation in the manner described above.

In addition, in conjunction with the foregoing, the Debtors, the Ad Hoc Committee and Billy V. Ray, Jr., entered into an agreement in principle. The conditions on which this agreement in principle were premised have not been satisfied because, among other things, the plan of reorganization on which this agreement in principle was premised was not achieved. In addition, issues have been raised as to whether Mr. Ray has breached his obligations under the agreement in principle.

V.

THE CHAPTER 11 CASES

A.	FIRST DAY ORDERS

On the Commencement Date, the Debtors filed a series of motions seeking various relief from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization.

1.	Case Administration Orders.

The Bankruptcy Court issued orders: (i) authorizing the joint administration of the chapter 11 cases and (ii) authorizing retention of Kurtzman Carson Consulting LLC as claims and noticing agent for the Debtors.

2.	Critical Obligations.

The Bankruptcy Court authorized the Debtors to satisfy certain critical prepetition obligations including those relating to wages, compensation, and employee benefits.

3.	Business Operations.

Among other things, the Bankruptcy Court (i) authorized the Debtors to continue certain workers’ compensation and other insurance policies, and (ii) prohibited the Debtors’ utilities service providers from altering, refusing or discontinuing service and established certain procedures for determining adequate assurance of payment.

4.	Financial Operations.

The Bankruptcy Court authorized the Debtors to (i) maintain their existing bank accounts and forms and (ii) continue their centralized cash management system.

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B.	CREDITORS’ COMMITTEE

On February 27, 2008, the U.S. Trustee, pursuant to its authority under section 1102(a)(1) of the Bankruptcy Code, appointed the Creditors’ Committee.

The current members of the Creditors’ Committee are:

AQR Capital Management Attn: Todd Pulvino 2 Greenwich Plaza, 1st Floor Greenwich, CT 06830	Morgan Stanley & Co., Inc. Attn: Andrew Brenner 1585 Broadway New York, NY 10036
LVI Environmental Services, Inc. Attn: Burton T. Fried 877 Post Road East, Suite 4 Westport, CT 06880	Aristeia Capital LLC Attn: Robert Lynch 136 Madison Avenue, 3rd Floor New York, NY 10016
The Bank of New York Mellon Trust Company, N.A. as Trustee Attn: Gary Bush c/o The Bank of New York Mellon 101 Barclay Street, 8 West New York, NY 10286

There are also two ex officio members.

The Creditors’ Committee has the following advisors:

Attorneys Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005
Morris, Nichols, Arsht & Tunnell, LLP 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899-1347

Since the appointment of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee concerning the administration of the Debtors’ chapter 11 cases. The Debtors have informed the Creditors’ Committee with respect to their operations and have sought concurrence of the Creditors’ Committee for actions and transactions outside of the ordinary course of business.

21

In addition, the Debtors and the Creditors’ Committee have negotiated the Plan, which the Creditors’ Committee fully supports.

C.	SIGNIFICANT EVENTS DURING CHAPTER 11 CASES
1.	Execution of Term Sheets With Certain Seller Noteholders.

During the chapter 11 cases, the Debtors and the Creditors’ Committee continued to negotiate with the holders of the Seller Note Claims in order to memorialize the agreements in principle reached prior to the Commencement Date. As a result, the Debtors entered into term sheets setting forth agreements in principal with (i) Lori Mitchell, (ii) Matthew Mitchell, (iii) Carrol Castille and (iv) the Cotton Sellers as to the treatment of their claims under a plan of reorganization.8

The term sheets with Lori Mitchell, Matthew Mitchell and Carrol Castille provide, in principal part, that:

•	The holders of the Mirror Notes will receive a pro rata share of New Secured Notes together with the holders of the 8.75% Senior Convertible Notes under the Plan.
•	Upon the Effective Date, each of Lori Mitchell, Matthew Mitchell and Carrol Castille will waive his/her Seller Note Claim and receive no distribution under the Plan on account thereof.
•

Lori Mitchell, Matthew Mitchell, and Carrol Castille will receive a release from the Debtors’ estates for all claims (including those arising under chapter 5 of the Bankruptcy Code), other than claims arising from fraud, willful misconduct, or gross negligence.

In addition to the foregoing such term sheets provide that each of Lori Mitchell, Matthew Mitchell and Carrol Castille will enter into, effective as of the date(s) stated therein, but subject to the occurrence of the Effective Date, new employment, consulting and non-compete agreements with CTSI and MSAI, as applicable, which will supersede existing agreements, and will contain, among others, the following provisions:

Lori Mitchell CTSI Employment Agreement. Term of two years commencing May 1, 2008. Ms. Mitchell will serve as Executive Vice President for Sales and Marketing of CTSI. She will receive customary employee benefits, the CTSI Incentive Payments (as defined in the term sheet and based on CTSI projected EBITDA), and will participate in the CTSI Employee Bonus Plan, described below. No salary shall be paid.

_________________________

8  The agreements in principal will be embodied in the Cotton Settlement Agreement and the CTSI/MSAI Settlement Agreement which will be in the Plan Supplement, and the following description is qualified in its entirety by the actual term of such Agreements.

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Lori Mitchell CTSI Consulting Agreement. Term of three years commencing on expiration of CTSI Employment Agreement. Ms. Mitchell shall assist CTSI as reasonably requested for no consideration other than normal health insurance benefits and the CTSI Incentive Payments earned during the term of the consulting agreement.

Carrol Castille CTSI Employment Agreement. Term of two years commencing May 1, 2008. Mr. Castille will serve as President of CTSI. Mr. Castille will receive an annual salary of $275,000, customary employee benefits, the CTSI Incentive Payments and will participate in the CTSI Employee Bonus Plan. The Agreement also will contain certain “change of control provisions.”

Carrol Castille CTSI Consulting Agreement. Term of three years commencing on expiration of CTSI Employment Agreement. Mr. Castille shall assist CTSI as reasonably requested for no consideration other than normal health insurance benefits and the CTSI Incentive Payments earned during the term of the consulting agreement.

Matthew Mitchell MSAI Employment Agreement. Term of two years commencing May 1, 2008. Mr. Mitchell shall serve as the President of MSAI. Mr. Mitchell will receive an annual salary of $275,000, customary employee benefits, the MSAI Incentive Payments (as defined in the term sheet and based upon MSAI projected EBITDA), and will participate in the MSAI Bonus Plan described below.

Matthew Mitchell MSAI Consulting Agreement. Term of three years commencing on expiration of MSAI Employment Agreement. Mr. Mitchell shall assist MSAI as reasonably requested for no consideration other than normal health insurance benefits and the MSAI Incentive Payments earned during the term of the consulting agreement.

Lori Mitchell MSAI Employment Agreement. Term of two years commencing May 1, 2008. Ms. Mitchell will serve as Vice-President of MSAI. Ms. Mitchell will receive an annual salary of $275,000 and no other compensation or benefits.

Each of the foregoing agreements will contain certain non-compete and non-solicitation provisions. The CTSI and MSAI Incentive Payments cover fiscal years 2009-2013 and are based on projected EBITDA. Under the Employee Bonus Plans for each of the fiscal years 2009 and 2010, 10% of actual EBITDA for each of CTSI and MSAI shall be available for an incentive pool for key employees, with Mr. Castille and Ms. Mitchell to share in 85% of such amount in the case of CTSI, and Mr. Mitchell to receive 85% of such amount in the case of MSAI.

In addition, the employment agreements will provide that Ms. Mitchell and Mr. Mitchell shall be entitled to receive additional cash compensation up to an aggregate maximum amount of

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$1,230,918 during fiscal years 2009-2013 based upon projected New Holdco EBITDA; and Mr. Castille shall be entitled to receive additional cash compensation up to an aggregate maximum amount of $677,482 during fiscal years 2009-2013 based upon projected New Holdco EBITDA. Under the employment agreements, Ms. Mitchell, Mr. Mitchell and Mr. Castille also shall receive on the Effective Date options to acquire 2.367% of the common stock of New Holdco at a price per share equal to approximately the per share value as of the Effective Date based upon the midpoint value of New Holdco as set forth in section VII hereof, with the options vesting 20% a year on the first through fifth anniversaries of the Effective Date.

The term sheet with the Cotton Sellers provides, in principal part, that:

•	Upon the Effective Date, each Cotton Seller will waive in writing its Cotton Seller Note Claim and receive no distribution of property or assets under the Plan on account such claims.
•

The Cotton Sellers will receive a release from the Debtors’ estates for all claims (including those arising under chapter 5 of the Bankruptcy Code), other than claims arising from fraud, willful misconduct, or gross negligence.

•	One member of Cotton’s senior management (designated by Cotton’s CEO) will be a member of New Holdco’s board of directors.

In addition to the foregoing, such term sheet (as amended) provides that certain of the Cotton Sellers will enter into, effective as of the Effective Date, new employment agreements with Cotton, which will supersede any existing agreements, and will contain, among others, the following provisions:

•	The term of employment shall continue until April 30, 2011, subject to extension on a year to year basis with the consent of both the employee and Cotton;

•	Base salaries for the employees shall range from $150,000 to $240,000, per year;

•	Participation in a Management Incentive Plan based on the amount by which Cotton operating cash flow exceeds projections for Cotton for the fiscal years 2009-2011.

2.	Negotiations With Troy Crochet

Negotiations with Troy Crochet regarding the C&B Note and his treatment under the Plan were not successful and no settlement has been reached with Mr. Crochet.

3.	Schedules and Bar Date

On April 14, 2008, the Debtors filed their schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases, and statements of financial affairs. Additionally, on April 14, 2008, the Bankruptcy Court

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entered an order establishing May 12, 2008 at 5:00 p.m. (prevailing Pacific Time) as the last date and time (the “Bar Date”) for each person or entity to file proofs of Claim based on prepetition Claims against any of the Debtors, and August 12, 2008 at 5:00 p.m. (prevailing Pacific Time) as the last date and time for governmental entities to file proofs of Claim based upon prepetition Claims against any of the Debtors.

4.	Extensions of Time

On June 17, 2008, the Bankruptcy Court entered an order extending the Debtors’ exclusive period to file a proposed chapter 11 plan until July 15, 2008 and extended the Debtors’ exclusive period to solicit acceptances and rejections of a plan until September 13, 2008. On July 9, 2008, the Debtors filed a motion seeking a further extension of the exclusive period to file a chapter 11 plan to August 4, 2008 and exclusive period to solicit acceptances until October 3, 2008. Also on June 17, 2008, the Bankruptcy Court entered orders (i) extending the period in which the Debtors may elect to remove civil actions in which it is a party to the Bankruptcy Court to August 12, 2008 and (ii) extending the period in which the Debtors may assume or reject leases of real property until September 11, 2008.

5.	Settlement With Imperium

By motion dated July 10, 2008, the Debtors requested that the Bankruptcy Court approve a settlement (the “Imperium Settlement”) they and certain of their affiliates had reached with Imperium regarding the Debtors’ use of Imperium’s cash collateral and the satisfaction of secured obligations owing to Imperium. The proposed Imperium Settlement provides that (i) the Debtors acknowledge that Imperium holds an $8.3 million allowed secured claim; (ii) Charys will release to Imperium approximately $5.4 million of collateral proceeds which had been placed in escrow in connection with the sale of certain cell towers by a non-Debtor affiliate of Charys Holdings (thus, Imperium would have a remaining secured claim of $2.9 million); (iii) the Debtors will pay Imperium (on a current basis) interest at 12% per annum (beginning retroactively on May 1, 2008); and (iv) Imperium must be paid in full by the earlier of November 15, 2008 and the effective date of a Plan, but may choose to receive new notes in lieu of a cash payment.

Under the Imperium Settlement, Imperium consents to the Debtors using Imperium’s cash collateral to pay certain expenses, provided that Imperium will receive replacement liens and superpriority claims for any diminution in the value of its cash collateral. The Imperium Settlement also contains certain financial covenants relating to liquidity and sales which limit the ability of upstreaming moneys to Charys Holding; and the failure to comply with a sales covenant for three consecutive months constitutes an event of default. A hearing on the motion took place on August 18, 2008 thereafter and an order granting the relief requested was entered.

On November 14, 2008, the Imperium Settlement was amended to reflect that Imperium’s remaining secured claims of $1,664,367.94 (including accrued interest) is to be paid by January 20, 2009, with interest accruing and payable thereon at the rate of 14% per annum.

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VI.

THE PLAN OF REORGANIZATION

A.	INTRODUCTION

THIS SECTION PROVIDES A SUMMARY OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED THERETO, AND TO THE PLAN SUPPLEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND UPON THE EFFECTIVE DATE, THE PLAN WILL BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS AND OTHER PARTIES IN INTEREST.

The Plan is being jointly proposed by the Debtors and the Affiliated Plan Proponents. As such, in addition to the claims and interests of the creditors and equity security holders of the Debtors, the Plan also addresses the claims of the holders of the 8.75% Senior Convertible Notes against Affiliated Plan Proponents which have guaranteed such claims.

The Plan provides for the creation of a new holding company (“New Holdco”) which will hold all of the common stock of each of the Affiliated Plan Proponents. Upon consummation of the Plan, the equity interests in New Holdco will be held by the holders of 8.75% Senior Convertible Notes and by the Charys Liquidating Trust. Additionally, New Holdco will issue new secured notes (the “New Secured Notes”) to the holders of the 8.75% Senior Convertible Notes and Mirror Notes. The New Secured Notes will have an aggregate face amount of $20 million, pay interest at a rate of 15% per annum, and mature four years from issuance.

Pursuant to the Plan, all assets of Charys Holding (other than the assets to be distributed to holders of Mirror Note Claims), including the equity interests in the Affiliated Plan Proponents received by Charys Holding (which would be exchanged for equity interests in New Holdco), will be transferred to a liquidating trust (the “Charys Liquidating Trust”) for the benefit of the creditors of Charys Holding. Other than the equity interests in New Holdco, these assets consist primarily of potential litigation claims that Charys Holding’s estate holds against third parties. In order to fund certain payments required to be made on the Effective Date, as well as to provide certain initial funding for the Charys Trustee, on or about the Effective Date, New Holdco will enter into the Funding Agreement with the Charys Liquidating Trust. The Charys Liquidating Trust will make payments under the Funding Arrangement to New Holdco from proceeds generated by the Charys Liquidating Trust. The Charys Liquidating Trust will be governed by the Charys Liquidating Trust Agreement and administered by the Charys Trustee. The holders of Subordinated Debt Claims against Charys Holding, Charys Holding Securities

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Claims, and Charys Holding Equity Interests will receive no distribution from Charys Holding or the Charys Liquidating Trust on account of their claims or interests, and such claims and interests will be extinguished under the Plan.

All assets of C&B will be transferred to a liquidating trust (the “C&B Liquidating Trust”) for the benefit of the creditors of C&B. The holders of 8.75% Senior Convertible Notes are waiving their right to share, pro rata with holders of General Unsecured Claims against C&B, in the distributions from the C&B Liquidating Trust. The assets of the C&B Liquidating Trust will consist primarily of outstanding accounts receivable of C&B as of the Effective Date. In order to fund certain payments required to be made on the Effective Date, as well as to provide certain initial funding for the C&B Trustee, New Holdco will enter into the Funding Agreement with the C&B Liquidating Trust. The C&B Liquidating Trust will make payments under the Funding Arrangement to New Holdco from proceeds generated by the C&B Liquidating Trust. The C&B Liquidating Trust will be governed by the C&B Liquidating Trust Agreement and administered by the C&B Trustee. The holders of C&B Securities Claims, C&B Equity Interests and the holders of the 8.75% Senior Convertible Notes will receive no distribution from C&B or the C&B Liquidating Trust on account of their claims or interests, and such claims and interests will be extinguished under the Plan.

The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

Statements as to the rationale underlying the treatment of Claims and Equity Interests under the Plan are not intended to, and shall not, waive, compromise or limit any rights, claims or causes of action in the event the Plan is not confirmed.

B.	CLASSIFICATION AND TREATMENT OF CLAIMS AND

EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of or interest in the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically “allowed” unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between a debtor and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor’s equity in the property, claims for services that exceed their reasonable value, real property lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims and contingent claims for contribution and reimbursement. Additionally, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent or unliquidated, if the holder has not filed a proof of claim or equity interest before the established deadline.

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The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the “claims” and “equity interests” themselves, rather than their holders, are classified.

Under a chapter 11 plan of reorganization, the separate classes of claims and equity interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case under chapter 7 of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a non-monetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Pursuant to 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are “conclusively presumed” to have accepted the plan. Accordingly, their votes are not solicited. Under the Debtors’ Plan, the Claims in Charys Holding Class 1 (Other Priority Claims Against Charys Holding), Charys Holding Class 2 (Secured Tax Claims Against Charys Holding), Charys Holding Class 3 (Secured Working Capital Facility Claims Against Charys Holding), Charys Holding Class 4 (Other Secured Claims Against Charys Holding), C&B Class 1 (Other Priority Claims Against C&B), and C&B Class 2 (Secured Tax Claims Against C&B) are unimpaired, and therefore, the holders of such Claims are “conclusively presumed” to have voted to accept the Plan.

Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan on account of their claims or equity interests. Under this provision of the Bankruptcy Code, the holders of Claims in Charys Holding Class 9 (Subordinated Debt Claims) Charys Holding Class 10 (Charys Holding Securities Claims) and Charys Holding Class 11 (Charys Holding Equity Interests), C&B Class 4B (C&B 8.75% Senior Convertible Note Claims), C&B Class 5 (C&B Securities Claims) and C&B Class 6 (C&B Equity Interests) are deemed to reject the Plan because they receive no distribution and retain no property interest under the Plan. Because such classes are deemed to reject the Plan, the Debtors are required to demonstrate that the Plan satisfies the requirements of section 1129(b) of

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the Bankruptcy Code with respect to such Classes. Among these are the requirements that the plan be “fair and equitable” with respect to, and not “discriminate unfairly” against, the Claims and the equity interests in such Classes. For a more detailed description of the requirements for confirmation, see Section IX.B below, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION; Requirements for Confirmation of the Plan of Reorganization.”

Consistent with these requirements, the Plan divides the Allowed Claims against, and Equity Interest in, the Debtors into the following Classes:

Charys Holding Class	Claims
1	Other Priority Claims
2	Secured Tax Claims
3	Secured Working Capital Facility Claims
4	Other Secured Claims
5	Cotton Seller Note Claims
6	CTSI/MSAI Seller Note Claims
7	8.75% Senior Convertible Note Claims
8	General Unsecured Claims
9	Subordinated Debt Claims
10	Charys Holding Securities Claims
11	Charys Holding Equity Interests

C&B Class	Claims
1	Other Priority Claims
2	Secured Tax Claims
3	Other Secured Claims
4A	General Unsecured Claims
4B	C&B 8.75% Senior Convertible Note Claims
5	C&B Securities Claims
6	C&B Equity Interests
1.	Unclassified

Administrative Expense Claims

Administrative Expense Claims are the actual and necessary costs and expenses of the Debtors’ Chapter 11 Cases that are allowed under and in accordance with sections 330, 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code. Such expenses will include, but are not limited to, actual and necessary costs and expenses of preserving the Debtors’ estates, actual and necessary costs and expenses of operating the Debtors’ businesses, indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases and compensation for professional services rendered and reimbursement of expenses incurred. Specifically excluded from Administrative Expense Claims are any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, which fees or charges, if any, will be paid in accordance with Section 13.7 of the Plan.

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Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, on the latest of (i) the Effective Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or (iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, each holder of an Allowed Administrative Expense Claim shall receive from the applicable Liquidating Trustee, in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the forgoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business during the Reorganization Cases shall be paid by the applicable Liquidating Trustee in the ordinary course of business, in accordance with the terms and conditions of any agreement relating thereto and (b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors, with the prior consent of the Creditors’ Committee.

All Administrative Expense Claims not otherwise paid in the ordinary course of the Debtors’ business must be filed with the Bankruptcy Court before the Administrative Claims Bar Date. For purposes hereof and for the Reorganization Cases, the “Administrative Claims Bar Date” shall be twenty (20) days before the date scheduled for the Confirmation Hearing. Unless the applicable Liquidating Trustee objects to an Administrative Claim within thirty-five (35) days after receipt, such Administrative Claim shall be deemed Allowed in the amount requested (to the extent such amount is a liquidated amount). In the event that an objection is filed to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount, if any, of such Administrative Claim.

Professional Compensation and Reimbursement Claims

Professional Compensation and Reimbursement Claims are all Claims of entities seeking compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code. All such entities must file, on or before the date that is forty-five (45) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred.

All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be paid in full by the applicable Liquidating Trustee, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such Administrative Expense Claim or upon such other terms as may be mutually agreed upon between the holder of such Administrative Expense Claim and the Debtors, with the prior consent of the Creditors’ Committee, or, if on or after the Effective Date, the applicable Liquidating Trustee. The Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date in the ordinary course of business and without the need for Bankruptcy Court approval.

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Indenture Trustee Fees

Indenture Trustee Fees are the reasonable and customary fees and expenses of the Indenture Trustee and its counsel and advisors, as provided by the Indenture, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the Indenture Trustee whether prior to or after the Effective Date. The Indenture Trustee shall retain all rights provided for under the Indenture and related documents to recover its fees and expenses and those of its counsel and advisors from distributions made pursuant to the Plan to holders of Allowed 8.75% Senior Convertible Note Claims.

The Indenture Trustee Fees shall be paid in Cash on the Effective Date by New Holdco, without the need for application to, or approval of, the Bankruptcy Court. To the extent that the Indenture Trustee provides services related to distributions pursuant to the Plan (including, but not limited to, the services referenced in Section 6.10(a) of the Plan), such Indenture Trustee will receive from the Charys Trustee, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable expenses, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with such services. These payments will be made on terms agreed to by the Indenture Trustee and the Charys Trustee.

Priority Tax Claims

A Priority Tax Claim is any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

On the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim shall receive from the applicable Liquidating Trustee in full satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, with the prior consent of the Creditors Committee, (a) Cash in an amount equal to such Allowed Priority Tax Claim, (b) equal annual Cash payments aggregating an amount equal to such Allowed Priority Tax Claim, together with interest for a period after the Effective Date at the applicable non-bankruptcy rate over a period not exceeding five (5) years after the Commencement Date, subject to the applicable Liquidating Trustee’s sole option to prepay the entire amount of the Allowed Priority Tax Claim; provided that the payments under this clause (b) shall represent a percentage recovery at least equal to that expected to be received by the most favored Class of nonpriority unsecured Claims against Charys Holding or C&B, as applicable, or (c) such other treatment as to which the Debtors, with the prior consent of the Creditors’ Committee, or the Liquidating Trustees, as applicable, and such holder shall have agreed upon in writing; provided, however, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest or penalty accrued on, or after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim. The applicable Liquidating Trustee’s or the applicable Disbursing Agent’s failure to make any required payment to the holder of an Allowed Priority Tax Claim in accordance with the terms of this paragraph shall be an event of default. The holder of any Allowed Priority Tax Claim on which required payments have not been made shall provide written notice to the applicable Liquidating Trustee and counsel for New Holdco of such default, which default may be cured within twenty (20) days from the receipt of such notice.

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2.	Classified

Charys Holding Class 1 – Other Priority Claims Against Charys Holding

Other Priority Claims in this Class include certain claims that are granted priority in payment under section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors up to a statutory cap of $10,950 per employee. Charys Holding estimates that on the Effective Date, the allowed amount of such claims will aggregate approximately $33,000.

Charys Holding Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Priority Claim against Charys Holding agrees to a different treatment with Charys Holding, with the prior consent of the Creditors’ Committee, each holder of an Allowed Other Priority Claim against Charys Holding shall receive from the Charys Liquidating Trust, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim on, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between Charys Holding and the holder of such Claim.

Charys Holding Class 2 – Secured Tax Claims Against Charys Holding

Secured Tax Claims in this Class include any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties). Charys Holding estimates that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Charys Holding Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Secured Tax Claim against Charys Holding agrees to a different treatment with Charys Holding, with the prior consent of the Creditors’ Committee, each holder of an Allowed Secured Tax Claim against Charys Holding shall receive from the Charys Liquidating Trust, at the option of Charys Holding, with the consent of the Creditors’ Committee on the later of the Effective Date or the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon as practicable thereafter, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (ii) equal annual Cash payments commencing on the above date in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest for the period after the Effective Date at the applicable non-bankruptcy rate, over a period through the fifth (5th) anniversary of the Commencement Date, subject to the Charys Trustee’s sole option to prepay the entire amount of the Allowed Secured Tax Claim, provided that the first payment shall represent a percentage recovery at least equal to that expected to be received by the most favored Class of nonpriority unsecured Claims against Charys Holding, or (iii) deferred Cash Payments upon such other terms

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determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. In the event Charys Holding treats a Claim under clause (i) of this Section, any Liens securing such Secured Tax Claim shall be deemed released as of the Effective Date.

Charys Holding Class 3 – Secured Working Capital Facility Claims Against Charys Holding

Secured Working Capital Facility Claims in this Class include all claims arising under the Working Capital Facility. Charys Holding estimates that on the Effective Date, the allowed amount of such claims will aggregate approximately $0.

Charys Holding Class 3 is unimpaired by the plan. Each holder of a Secured Working Capital Facility Claim against Charys Holding is conclusively presumed to have accepted the Plan and is not entitled to vote or reject the Plan.

Except to the extent that a holder of an Allowed Secured Working Capital Facility Claim against Charys Holding agrees to a different treatment with Charys Holding, with the prior consent of the Creditors’ Committee, each holder of an Allowed Secured Working Capital Facility Claim against Charys Holding shall receive from the Charys Liquidating Trust on or as soon as practicable after the later of the (a) Effective Date or (b) date on which such Claim becomes Allowed, in full satisfaction of such Claim, at the option of Charys Holding, with the consent of the Creditors’ Committee (i) Cash in an amount equal to the Allowed amount of such Allowed Secured Working Capital Facility Claim; (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Working Capital Facility Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Secured Working Capital Facility Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event such a Claim is treated under clauses (i) or (ii) above, the Liens securing such Secured Working Capital Facility Claim shall be deemed released as of the Effective Date. In the event that such a Claim is to be satisfied under clause (ii) above, each holder of an Allowed Secured Working Capital Facility Claims against Charys Holding shall, for federal income tax purposes, be treated as having received on the Effective Date a Class A Charys Beneficial Interest in the Charys Liquidating Trust and all parties (including the Debtors, the Charys Trustee, and the Charys Liquidating Trust Beneficiaries) shall report consistently therewith for federal income tax purposes.

Charys Holding Class 4 – Other Secured Claims Against Charys Holding

Other Secured Claims in this Class include any Secured Claim other than a Secured Tax Claim or a Secured Working Capital Facility Claim. Charys Holding estimates that on the Effective Date, the Allowed Claims in this Class will be approximately $8.2 million.

Charys Holding Class 4 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Secured Claim against Charys Holding agrees to a different treatment with Charys Holding, with the prior consent of the Creditors’ Committee, each holder of an Allowed Other Secured Claim against Charys Holding shall receive from the Charys Liquidating Trust on or as soon as practicable after the later of the

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(a) Effective Date or (b) date on which such Claim becomes Allowed, in full satisfaction of such Claim, at the option of Charys Holding, with the consent of the Creditors’ Committee (i) Cash in an amount equal to one hundred percent (100%) of the Allowed amount of such Allowed Other Secured Claim; (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Other Secured Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event Charys Holding treats such a Claim under clauses (i) or (ii) above, the Liens securing such Secured Other Secured Claim shall be deemed released as of the Effective Date. In the event that such a Claim is to be satisfied under clause (ii) above, each holder of an Allowed Other Secured Claim against Charys Holding shall, for federal income tax purposes, be treated as having received on the Effective Date a Class A Charys Beneficial Interest in the Charys Liquidating Trust and all parties (including the Debtors, the Charys Trustee, and the Charys Liquidating Trust Beneficiaries) shall report consistently therewith for federal income tax purposes.

Charys Holding Class 5 – Cotton Seller Note Claims

Cotton Seller Note Claims mean all Claims arising under or related to any note, debt, claim, earn-out agreement or other payment obligation incurred by Charys Holding in connection with its purchase of that certain business now operated by Cotton Commercial USA, Inc. Charys Holding estimates that on the Effective Date, the amount of such Claims will aggregate approximately $5.4 million.

Class 5 is impaired by the Plan. Each holder of a Cotton Seller Note Claim is entitled to vote to accept or reject the Plan.

Each holder of an Allowed Cotton Seller Note Claim shall receive, in full satisfaction of such Allowed Claim, the treatment provided for in the Cotton Settlement Agreement. The Cotton Settlement Agreement essentially provides that the Cotton Seller Note Claims shall be released by the holders and that employment agreements will be entered into with the holders of the Cotton Seller Note Claims and the subsidiary by which they currently are employed. The Cotton Settlement Agreement also provides that the Debtors’ estates shall release the holders of such claims from any and all claims including claims under chapter 5 of the Bankruptcy Code. Each holder of a Cotton Seller Note Claim, effective as of the Effective Date, waives and releases, and shall be deemed to have waived and released any and all Claims against C&B and each non-Debtor Subsidiary (including, all Affiliated Plan Proponents) with respect to or in any way related to the Cotton Seller Note Claims, including, without limitation, any guaranty obligations with respect thereto.

Charys Holding Class 6 – CTSI/MSAI Seller Note Claims and Mirror Note Claims

CTSI/MSAI Seller Note Claims include all Claims arising under or related to any note, debt, claim, earn-out agreement or other payment obligation guaranteed by Charys Holding in connection with its purchase of Complete Tower Sources, Inc. and Mitchell Site Acq. Inc. The Debtors estimate that on the Effective Date, the amount of such Claims will aggregate approximately $19.5 million.

The Mirror Note Claims include, collectively, (i) the 8.75% Senior Convertible Note due 2012 to Lori Mitchell in the approximate original principal amount of $2.569 million,

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(ii) the 8.75% Senior Convertible Note due 2012 to Matthew Mitchell in the approximate original principal amount of $2.590 million, and (iii) the 8.75% Senior Convertible Note due 2012 to Carrol Castille in the approximate original principal amount of $2.84 million, each issued under the Indenture.

Class 6 is impaired by the Plan. Each holder of a CTSI/MSAI Seller Note Claim or Mirror Note Claim is entitled to vote to accept or reject the Plan.

Each holder of an Allowed CTSI / MSAI Seller Note Claim and Allowed Mirror Note Claim shall receive, in full satisfaction of such Allowed Claim, the treatment provided for in the CTSI / MSAI Settlement Agreement. The CTSI/MSAI Settlement Agreement essentially provides that (a) the CTSI/MSAI Seller Note Claims shall be released; (b) the holders of such claims shall enter into new employment agreements with the subsidiary by which they currently are employed; and (c) the Debtors’ estates shall release the holders of such claims from any and all claims, including claims under chapter 5 of the Bankruptcy Code. In addition, the holders of such Claims shall receive in accordance with the Restructuring Transactions their Class 6/7 Pro Rata Share of the New Secured Notes. The Plan also provides for a release of claims against Lori Mitchell, Matthew Mitchell and Carrol Castille other than for claims based upon fraud, willful misconduct or gross negligence. Each holder of a CTSI / MSAI Seller Note Claim and Mirror Note Claim, effective as of the Effective Date, waives and releases, and shall be deemed to have waived and released any and all Claims against C&B and each non-Debtor Subsidiary (including, all Affiliated Plan Proponents) with respect to or in any way related to the CTSI / MSAI Seller Note Claim or the Mirror Notes, including, without limitation, any guaranty obligations with respect thereto.

Charys Holding Class 7 – 8.75% Senior Convertible Note Claims

The 8.75% Senior Convertible Note Claims include the Charys 8.75% Senior Convertible Note Claims and the Affiliated Plan Proponent 8.75% Senior Convertible Note Claims. The 8.75% Senior Convertible Note Claims shall be deemed Allowed in the amount of $210 million.

Class 7 is impaired by the Plan. Each holder of a 8.75% Senior Convertible Note Claim is entitled to vote to accept or reject the Plan.

Each holder of an Allowed 8.75% Senior Convertible Note Claim shall receive on the Effective Date, in accordance with the Restructuring Transactions, in full satisfaction of such Claim (i) its Class 6/7 Pro Rata Share of the New Secured Notes, (ii) its Class 7 Pro Rata Share of 94% of the New Equity Interests, and (iii) its Class B Charys Beneficial Interests; Each holder of a 8.75% Senior Convertible Note Claim, effective as of the Effective Date, waives and releases, and shall be deemed to have waived and released any and all Claims against C&B and each non-Debtor Subsidiary with respect to or in any way related to the 8.75% Senior Convertible Notes, including, without limitation, any guaranty obligations with respect thereto.

Charys Holding Class 8 – General Unsecured Claims Against Charys Holding

General Unsecured Claims in this Class include any Claim against Charys Holding other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Secured Working Capital Facility Claim, Other Secured Claim, Cotton Seller

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Note Claim, CTSI / MSAI Seller Note Claims, 8.75% Senior Convertible Note Claim, Subordinated Note Claim, Mirror Note Claim, or Intercompany Claim. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $55.6 million.

Class 8 is impaired by the Plan. Each holder of a General Unsecured Claim Against Charys Holding is entitled to vote to accept or reject the Plan.

On the later of the Effective Date or the date on which a General Unsecured Claim against Charys Holding becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against Charys Holding shall receive, in full satisfaction of such Claim, a Class B Charys Beneficial Interest in the Charys Liquidating Trust.

Charys Holding Class 9 – Subordinated Debt Claims Against Charys Holding

Subordinated Debt Claims Against Charys Holding include all Claims arising under (i) the Subordinated Unsecured Convertible Note executed on May 18, 2007, but effective as of April 30, 2007, by Charys Holding Company, Inc. payable to Gottbetter Capital Master, Ltd. in the amount of $8,354,043.00; (ii) the Subordinated Unsecured Convertible Note executed on May 18, 2007, but effective as of April 30, 2007, by Charys Holding Company, Inc. payable to Castlerigg Master Investments, Ltd. in the amount of $5,012,426.00; (iii) the Subordinated Unsecured Convertible Note executed on May 18, 2007, but effective as of April 30, 2007, by Charys Holding Company, Inc. payable to UBS O'Connor LLC F/B/O/ O'Connor Pipes Corporate Strategies Master Ltd. in the amount of $1,670,809.00; and (iv) the Subordinated Unsecured Convertible Note issued January 1, 2007, by Charys Holding Company, Inc. payable to Jade Special Strategy, LLC in the amount of $380,000. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $15 million.

Charys Holding Class 9 is impaired by the Plan. Each holder of an Allowed Subordinated Debt Claim against Charys Holding is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of an Allowed Subordinated Debt Claim against Charys Holding shall not receive or retain any interest or property under the Plan.

Charys Holding Class 10 – Charys Holding Securities Claims

Charys Holding Securities Claims include any Claim against Charys Holding, whether or not the subject of an existing lawsuit, arising from the rescission of a purchase or sale of a debt security, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Charys Holding Class 10 is impaired by the Plan. Each holder of a Charys Holding Securities Claim is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

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Each holder of an Allowed Charys Holder Securities Claim shall not receive or retain any interest or property under the Plan.

Charys Holding Class 11 – Charys Holding Equity Interests

Charys Holding Equity Interests include all shares of common or preferred stock or any other instrument evidencing an ownership interest in Charys Holding, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Charys Holding Class 11 is impaired by the Plan. Each holder of a Charys Holding Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of a Charys Holding Equity Interest shall not receive or retain any interest or property under the Plan and all Charys Holding Equity Interests shall be cancelled and extinguished.

C&B Class 1 – Other Priority Claims Against C&B

Other Priority Claims against C&B include any Claims against C&B entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0 million.

C&B Class 1 is Unimpaired by the Plan. Each holder of an Allowed Other Priority Claim against C&B is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Priority Claim against C&B agrees to a different treatment with C&B, with the prior consent of the Creditors’ Committee, each holder of an Allowed Other Priority Claim against C&B shall receive from the C&B Liquidating Trust, in full satisfaction of such Claim, Cash in an amount equal to the Allowed amount of such Claim on, or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between C&B and the holder of such Claim.

C&B Class 2 – Secured Tax Claims Against C&B

Secured Tax Claims against C&B include any Secured Claim against C&B that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties). The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

C&B Class 2 is Unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim against C&B is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

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Except to the extent that a holder of an Allowed Secured Tax Claim against C&B agrees to a different treatment with C&B, with the prior consent of the Creditors’ Committee, each holder of an Allowed Secured Tax Claim against C&B shall receive from the C&B Liquidating Trust, at the option of C&B, with the consent of the Creditors’ Committee, on the later of the (a) Effective Date or (b) date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon as practicable thereafter, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (ii) equal annual Cash payments commencing on the above date in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest for the period after the Effective Date at the applicable non-bankruptcy rate, over a period through the fifth (5th) anniversary of the Commencement Date, subject to the C&B Liquidating Trust’s sole option to prepay the entire amount of the Allowed Secured Tax Claim, provided that the first payment shall represent a percentage recovery at least equal to that expected to be received by the most favored Class of nonpriority unsecured Claims against C&B, or (iii) deferred Cash payments upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. In the event C&B treats a Claim under clause (i) above, any Liens securing such Secured Tax Claim shall be deemed released as of the Effective Date.

C&B Class 3 – Other Secured Claims Against C&B

Other Secured Claims against C&B include any Claim that is secured by a Lien on property in which C&B’s estate has an interest to the extent of the value of such property, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff, or, in either case as otherwise agreed upon in writing by C&B (with the consent of the Creditors’ Committee), or the C&B Liquidating Trust and the holder of such Claim. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $400,000.

C&B Class 3 is impaired by the Plan. Each holder of an Allowed Other Secured Claim against C&B as of the Voting Record Date is entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Secured Claim against C&B agrees to a different treatment with C&B, with the prior consent of the Creditors’ Committee, each holder of an Allowed Other Secured Claim against C&B shall receive, in the order of priority of such holder’s security interest in the Collateral securing such Allowed Other Secured Claim, the net proceeds of the sale or disposition of such Collateral to the extent of the value of the holder’s secured interest in the value of such Collateral, pursuant to the terms and provisions of the C&B Liquidating Trust Agreement. Upon the disposition of such Collateral pursuant to the terms of the Liquidating Trust Agreement, the Liens securing such Secured Claim shall be released. Each holder of an Allowed Other Secured Claim shall, for federal income tax purposes, be treated as having received on the Effective Date a Class A Beneficial Interest in the C&B Liquidating Trust and all parties (including the Debtors, the C&B Trustee, and the C&B Liquidating Trust Beneficiaries) shall report consistently therewith for federal income tax purposes.

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C&B Class 4A – General Unsecured Claims Against C&B

General Unsecured Claims against C&B include any Claim against C&B other than an Administrative Expense Claim, a Priority Tax Claim, C&B 8.75% Senior Convertible Note Claim, an Other Priority Claim, a Secured Tax Claim, a Secured Claim, Intercompany Claim, or a C&B Securities Claim. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $63 million.

C&B Class 4A is impaired by the Plan. Each holder of an Allowed General Unsecured Claim against C&B as of the Voting Record Date is entitled to vote to accept or reject the Plan.

On the later of (i) the Effective Date, and (ii) the date on which a General Unsecured Claim against C&B becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against C&B shall receive in full settlement and satisfaction thereof, a Class B Beneficial Interest in the C&B Liquidating Trust.

C&B Class 4B – C&B 8.75% Senior Convertible Note Claims Against C&B

The C&B 8.75% Senior Convertible Note Claims are the Charys 8.75% Senior Convertible Note Claims which are guaranteed by C&B.

C&B Class 4B is impaired by the Plan. Each holder of an Allowed Claim in C&B Class 4B is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of an Allowed Claim in C&B Class 4B shall not receive or retain an interest or property under the Plan.

C&B Class 5 – C&B Securities Claims

C&B Securities Claims include any Claim against C&B, whether or not the subject of an existing lawsuit, arising from the rescission of a purchase or sale of a debt security, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim. The Debtors currently are not aware of any such Claims.

C&B Class 5 is impaired by the Plan. Each holder of a C&B Securities Claim is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of an Allowed C&B Securities Litigation Claim shall not receive or retain any interest or property under the Plan.

C&B Class 6 – C&B Equity Interests

C&B Equity Interests include all shares of common or preferred stock or any other instrument evidencing an ownership interest in C&B whether or not transferable, and all options, warrants conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any such interests.

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C&B Class 6 is impaired by the Plan. Charys Holding, as the sole holder of any C&B Equity Interests, is deemed to reject the Plan.

The holder of the C&B Equity Interest shall not receive or retain any interest or property under the Plan and all C&B Equity Interests shall be cancelled and extinguished.

C.	MEANS OF IMPLEMENTING THE PLAN
1.	Means of Implementation Applicable to Both Charys Holding and C&B
(a)	Liquidating Trusts Funding Arrangements

On the Effective Date, New Holdco shall enter into the Funding Arrangement Agreement pursuant to which New Holdco shall advance amounts to the Charys Liquidating Trust and the C&B Liquidating Trust to enable the Liquidating Trustees to make all Cash payments required to be made on the Effective Date under the Plan as well as to provide certain capital for the functioning of the Liquidating Trusts (the “Funding Arrangement”). The Funding Arrangement will be secured by all of the assets of the Liquidating Trusts, including the proceeds of actions arising under chapter 5 of the Bankruptcy Code, and obligations under the Funding Arrangement will be required to be repaid before the holders of the beneficial interests in the Liquidating Trusts will receive distributions on account of such interests. The Funding Arrangement will be substantially in the form annexed to the Plan Supplement.

(b)	Intercompany Claims

Notwithstanding anything in the Plan to the contrary, Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Debtors, with the prior consent of the Creditors’ Committee. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders of any of the Debtors or the Debtors in Possession.

(c)	Cancellation of Existing Securities and Agreements

(i)            Except (w) as otherwise expressly provided in the Plan, (x) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (y) for purposes of evidencing a right to distributions under the Plan, or (z) with respect to any Claim that is reinstated and rendered Unimpaired under the Plan, on the Effective Date, the 8.75% Senior Convertible Notes (and all documents and instruments related thereto), the Mirror Notes, all instruments and documents representing or evidencing the Cotton Seller Note Claims, CTSI/MSAI Seller Note Claims, Mirror Note Claims, all instruments and documents representing or evidencing the subordinated debt, the Indentures and other instruments or documents evidencing any Claims or Equity Interests shall be deemed automatically cancelled and deemed surrendered without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, instruments and other documents, indentures, and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that the 8.75% Senior Convertible Notes, the Mirror Notes, and the Indenture shall continue in effect solely for the purposes of (x) allowing the holders of the 8.75% Senior Convertible Notes and the Mirror Notes to receive their distributions under the Plan, and (y) allowing the Disbursing Agent or the Indenture Trustee, as

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the case may be, to make such distributions, if any, to be made on account of the 8.75% Senior Convertible Notes Claims and Mirror Note Claims.

(ii)         Subsequent to performance by the Indenture Trustee or its agents of any duties that are expressly required under the Plan and the Confirmation Order, the Indenture Trustee and its agents shall be relieved of, and released from, all responsibilities and obligations associated with the 8.75% Senior Convertible Notes arising under the Indenture or under other applicable agreements or law and the Indenture shall be deemed discharged.

(d)	Merger/Dissolution/Consolidation

On or as of the Effective Date or as soon as practicable thereafter (or, in case of clause (ii), at any time following the Confirmation Date), and without the need for any further action, the Debtors may, with the prior consent of the Creditors’ Committee (i) cause any of the Debtors to be merged with and into the other Debtor, dissolved or otherwise consolidated, (ii) cause C&B to be merged with, or converted into, a limited liability company, or (iii) engage in any other transaction in furtherance of the Plan.

(e)	Imperium Claims

The Imperium Claims shall be treated pursuant to the terms and provisions of that certain Settlement and Cash Collateral Agreement, dated as of June 25, 2008 (as amended), by and among Charys Holding, C&B, Ayin Tower Management Services, Inc., the Guarantors signatory thereto, the Noteholders signatory thereto and Imperium Advisors, LLC, which agreement was approved by Order of the Bankruptcy Court, dated August 19, 2008.

2.	Means of Implementation Specific to Charys Holding
(a)	Issuance of New Equity Interests and New Securities

(i)        Restructuring Transactions. On the Effective Date, the following transactions (the “Restructuring Transactions”) shall be effectuated in the order set forth below:

(A)       Simultaneously, (1) CTSI shall issue 954,845.3 new shares, MSAI shall issue 999,900 new shares, Cotton shall issue 885,245.4 new shares, and LFC, Inc. shall issue 858,471.7 new shares, in each case, to the Indenture Trustee on behalf of the holders of 8.75% Senior Convertible Note Claims in full satisfaction of their Affiliated Plan Proponent 8.75 % Senior Convertible Note Claims, and (2) CTSI shall issue 45,054.7 new shares, Cotton shall issue 114,654.6 new shares and LFC, Inc. shall issue 141,428.3 new shares, in each case, to Charys Holding in satisfaction of certain intercompany claims owed by them to Charys Holding and on account of the settlement contained within this Plan.

(B)       Simultaneously, (1) Charys Holding shall transfer 8,394.9 CTSI shares, 105,004.8 Cotton shares and 108,560 LFC shares and the other Charys Liquidating Trust Assets to the Charys Trustee for the benefit of the Charys Liquidating Trust Beneficiaries in full satisfaction of their Claims against Charys Holding, and (2) Charys Holding shall transfer 9,649.8 CTSI shares, 36,659.8 Cotton shares and 32,868.3 LFC, Inc. shares to the Disbursing Agent on behalf of holders of Mirror Note Claims in accordance with their pro rata share of the Mirror Note Claims in full satisfaction of their Claims.

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(C)       Simultaneously, (1) the Indenture Trustee shall, on behalf of the holders of Affiliated Plan Proponent 8.75% Senior Convertible Note Claims, contribute all of the shares issued pursuant to clause (1)(A) above to New Holdco in exchange for 94% of the New Equity Interests and $19,227,000 of the New Secured Notes, (2) the Charys Trustee shall contribute all of the shares transferred pursuant to clause (B)(1) to New Holdco in exchange for 6% of the New Equity Interests, and (3) the Disbursing Agent shall, on behalf of the holders of Mirror Note Claims, contribute all of the shares issued pursuant to clause (B)(2) above to New Holdco in exchange for $773,000 of the New Secured Notes.

(D)       The Indenture Trustee shall distribute the New Equity Interests and the New Secured Notes received pursuant to clause (C)(1) to the holders of Affiliated Plan Proponent 8.75% Senior Convertible Note Claims.

(E)       The Disbursing Agent shall distribute the New Secured Notes received pursuant to clause (C)(3) to the holders of Mirror Note Claims.

(ii)	Consistent Tax Reporting

(A)       All parties (including the Debtors, the Charys Trustee, the holders of 8.75% Senior Convertible Note Claims, the Mirror Note Claims and General Unsecured Claims against Charys Holding and New Holdco) shall report for all federal income tax purposes consistent with the form of the Restructuring Transactions, subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including, without limitation, the receipt by the Charys Trustee or New Holdco of a private letter ruling if the Charys Trustee or New Holdco so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested).

(B)       As soon as possible after the Effective Date, but in no event later than thirty (30) days thereafter, the Board of New Holdco shall determine the value of the stock of CTSI, MSAI, Cotton, and LFC, and the New Equity Interests as of the Effective Date. The Board of New Holdco shall apprise, in writing or on a website established by New Holdco, all parties of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Charys Trustee, the holders of 8.75% Senior Convertible Note Claims, the Mirror Note Claims, and General Unsecured Claims against Charys Holding and New Holdco) for all federal income tax purposes.

(b)	Section 1145 Exemption

To the maximum extent provided in section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance under the Plan of the New Equity Interests, New Secured Notes and beneficial interests in Liquidating Trusts will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

(c)	Hart-Scott-Rodino Compliance

Any shares of New Equity Interests to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

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(d)	Charys Liquidating Trust

(i)        Execution of the Charys Liquidating Trust Agreement. On or before the Effective Date, the Charys Liquidating Trust Agreement shall be executed by Charys Holding and the Charys Trustee, and all other necessary steps shall be taken to establish the Liquidating Trust and the beneficial interests therein which shall be for the benefit of the Charys Liquidating Trust Beneficiaries as provided in Section 4.3, Section 4.4, Section 4.7, and Section 4.8 of the Plan, whether their Claims are Allowed on or after the Effective Date. In the event of any conflict between the terms of Section 5.2(d) of the Plan and the terms of the Charys Liquidating Trust Agreement, the terms of the Charys Liquidating Trust Agreement shall govern. The Charys Liquidating Trust Agreement may provide powers, duties and authorities in addition to those explicitly stated in the Plan, but only to the extent that such powers, duties and authorities do not affect the status of the Charys Liquidating Trust as a liquidating trust for United States federal income tax purposes.

(ii)       Purpose of the Charys Liquidating Trust. The Charys Liquidating Trust shall be established or the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701 4(d), with no objective to continue or engage in the conduct of a trade or business.

(iii)      Charys Liquidating Trust Assets. The Charys Liquidating Trust shall consist of the Charys Liquidating Trust Assets. On the Effective Date, Charys Holding shall transfer all of the Charys Liquidating Trust Assets to the Charys Liquidating Trust subject to the Administrative Expense Claims, Other Priority Claims, Priority Tax Claims, Secured Tax Claims, and the obligations under the Funding Arrangement Agreement which shall be paid by the Charys Liquidating Trust. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. Upon delivery of the Charys Liquidating Trust Assets to the Charys Liquidating Trust, Charys Holding and its successors and assigns shall be released of all liability with respect to the delivery of such distributions.

(iv)      Governance of the Charys Liquidating Trust. The Charys Liquidating Trust shall be governed by the Charys Trustee. The Charys Trustee shall be designated by Charys Holding with the consent of the Creditors’ Committee.

(v)       Nontransferability of Charys Liquidating Trust Interests. The beneficial interests in the Charys Liquidating Trust shall not be certificated and shall not be transferable.

(vi)      Cash. The Charys Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

(vii)     Distribution of Charys Liquidating Trust Assets. At least quarterly, the Charys Trustee shall make distributions to the beneficial holders of the Charys Liquidating Trust of all Cash on hand in accordance with the Charys Liquidating Trust Agreement except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Charys Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not

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limited to, any taxes imposed on the Charys Liquidating Trust or in respect of the Charys Liquidating Trust Assets), (iv) to pay amounts required under the Funding Arrangement Agreement between the Charys Trustee and New Holdco, and (iv) to satisfy other liabilities incurred by the Charys Liquidating Trust in accordance with this Plan or the Charys Liquidating Trust Agreement.

(viii)    Costs and Expenses of the Charys Liquidating Trust. The costs and expenses of the Charys Liquidating Trust, including the fees and expenses of the Charys Trustee and its retained professionals, shall be paid out of the Charys Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Charys Liquidating Trust.

(ix)	Federal income Tax Treatment of the Charys Liquidating Trust

(A)       Charys Liquidating Trust Assets Treated as Owned by Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Charys Trustee and the Charys Liquidating Trust Beneficiaries) shall treat the transfer of the Charys Liquidating Trust Assets to the Charys Liquidating Trust for the benefit of the Charys Liquidating Trust Beneficiaries, whether Allowed on or after the Effective Date as (A) a transfer of the Charys Liquidating Trust Assets directly to those holders of Allowed Claims receiving the Charys Liquidating Trust beneficial interests (other than to the extent allocable to Disputed Claims) followed by (B) the transfer by such Persons to the Charys Liquidating Trust of the Charys Liquidating Trust Assets in exchange for beneficial interests in the Charys Liquidating Trust (and in respect of the Charys Liquidating Trust Assets allocable to the Charys Liquidating Trust Claims Reserve, as a transfer to the Charys Liquidating Trust Claims Reserve). Accordingly, those holders of Allowed Claims receiving the Charys Liquidating Trust beneficial interests shall be treated for federal income tax purposes as the grantors and owners of their respective share of the Charys Liquidating Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

(B)	Tax Reporting

(1)       The Charys Trustee shall file returns for the Charys Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Section 5.2(d)(xiii)(2) of the Plan. The Charys Trustee shall also annually send to each holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. Holders of beneficial interests may be required to identify themselves to the trustees of the Liquidating Trusts in order to receive this statement. The Charys Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Charys Liquidating Trust that are required by any governmental unit.

(2)       As soon as possible after the Effective Date, the Charys Trustee shall make a good-faith valuation of the Charys Liquidating Trust Assets, subject to the valuation of the Board of New Holdco referred to in Section 5.2(a)(ii)(2) of the Plan and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including, without

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limitation, the Debtors, the Charys Trustee and the Charys Liquidating Trust Beneficiaries), for all federal income tax purposes.

(3)       Allocations of Charys Liquidating Trust taxable income amongst the Charys Liquidating Trust Beneficiaries shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Charys Liquidating Trust had distributed all its other assets (valued at their tax book value) to the holders of the Charys Liquidating Trust interests (treating all Disputed Claims as if they were Allowed Claims (see Section 5.2(d)(xiii)(2)(D) of the Plan)), in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Charys Liquidating Trust. Similarly, taxable loss of the Charys Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Charys Liquidating Trust Assets. The tax book value of the Charys Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

(4)       Subject to definitive guidance from the Internal Revenue Service, or a court of competent jurisdiction to the contrary (including the receipt by the Charys Trustee of a private letter ruling if the Charys Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Charys Trustee), the Charys Trustee shall (A) timely elect to treat any Charys Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims (the “Charys Liquidating Trust Claims Reserve”) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All parties (including the Debtors, the Charys Trustee, and the Liquidating Trust Beneficiaries) shall report for tax purposes consistent with the foregoing.

(5)       The Charys Trustee shall be responsible for payments, out of the Charys Liquidating Trust Assets, of any taxes imposed on the trust or its assets including the Charys Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Charys Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Charys Trustee as a result of the resolutions of such Disputed Claims.

(6)       The Charys Trustee may request an expedited determination of taxes of the Charys Liquidating Trust, including the Charys Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed

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for, or on behalf of, the Charys Liquidating Trust for all taxable periods through the dissolution of the Charys Liquidating Trust.

(x)       The Charys Trustee and the Charys Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed Claims have been resolved, (ii) the Charys Trustee determines, in its sole discretion, that the administration of the Charys Liquidating Trust Assets is not likely to yield sufficient additional Charys Liquidating Trust proceeds to justify further pursuit and (iii) all distributions required to be made by the Charys Trustee under the Plan and the Charys Liquidating Trust Agreement have been made, but in no event shall the Charys Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six month period prior to the third anniversary (or at least six (6) months prior to the end of an extension period), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Charys Liquidating Trust Assets. If at any time the Charys Trustee determines, in reliance upon such professionals as the Charys Trustee may retain, that the expense of administering the Charys Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Charys Liquidating Trust, the Charys Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to dissolve the Charys Liquidating Trust, (ii) donate any balance to a charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to the Debtors, the Charys Liquidating Trust, and any insider of the Charys Trustee, and (iii) dissolve the Charys Liquidating Trust.

(xi)      The Charys Trustee or the individuals comprising the Trustee, as the case may be, and the Charys Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Charys Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Charys Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Charys Trustee (and the other parties entitled to indemnification under this subsection) shall be satisfied solely from the Charys Liquidating Trust Assets. The Charys Trustee shall be entitled to rely, in good-faith, on the advice of its retained professionals.

Additional details with respect to the Charys Liquidating Trust are set forth in Section 5.2 of the Plan.

3.	Means of Implementation Specific to C&B
(a)	The C&B Liquidating Trust

(i)        Execution of C&B Liquidating Trust Agreement. On or before the Effective Date, the C&B Liquidating Trust Agreement shall be executed by C&B and the C&B Trustee, and all other necessary steps shall be taken to establish the Liquidating Trust and the beneficial interests therein which shall be for the benefit of the C&B Liquidating Trust Beneficiaries, as provided in Section 4.14 and Section 4.15 of the Plan, whether their Claims Allowed on or after the Effective Date. In the event of any conflict between the terms of Section 5.3(a) of the Plan and the terms of the C&B Liquidating Trust Agreement, the terms of the C&B

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Liquidating Trust Agreement shall govern. The C&B Liquidating Trust Agreement may provide powers, duties and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties and authorities do not affect the status of the C&B Liquidating Trust as a liquidating trust for United States federal income tax purposes.

(ii)       Purpose of the C&B Liquidating Trust. The C&B Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(iii)      C&B Liquidating Trust Assets. The C&B Liquidating Trust shall consist of the C&B Liquidating Trust Assets. On the Effective Date, C&B shall transfer all of the C&B Liquidating Trust Assets to the C&B Liquidating Trust subject to the Administrative Expense Claims, Other Priority Claims, Priority Tax Claims, Secured Tax Claims, and obligations under the Funding Arrangement which shall be paid by the C&B Liquidating Trust.

(iv)      Governance of the C&B Liquidating Trust. The C&B Liquidating Trust shall be governed by the C&B Trustee. The C&B Trustee shall be designated by C&B with the consent of the Creditors’ Committee.

(v)       Nontransferability of C&B Liquidating Trust Interests. The beneficial interests in the C&B Liquidating Trust shall not be certificated and are not transferable.

(vi)      Cash. The C&B Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

(vii)     Distribution of C&B Liquidating Trust Assets. At least quarterly, the C&B Trustee shall make distributions to the beneficial holders of the C&B Liquidating Trust of all Cash on hand in accordance with the C&B Liquidating Trust Agreement except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the C&B Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the C&B Liquidating Trust or in respect of the C&B Liquidating Trust Assets), (iv) to pay amounts required under the Funding Arrangement between the C&B Trustee and New Holdco, and (v) to satisfy other liabilities incurred by the C&B Liquidating Trust in accordance with the Plan or the C&B Liquidating Trust Agreement.

(viii)    Costs and Expenses of the C&B Liquidating Trust. The costs and expenses of the C&B Liquidating Trust, including the fees and expenses of the C&B Trustee and its retained professionals, shall be paid out of the C&B Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the C&B Liquidating Trust.

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(ix)	Federal Income Tax Treatment of the C&B Liquidating Trust

(A)       C&B Liquidating Trust Assets Treated as Owned by Creditors.For all federal income tax purposes, all parties (including, without limitation, the Debtors, the C&B Trustee and the C&B Liquidating Trust Beneficiaries) shall treat the transfer of the C&B Liquidating Trust Assets to the C&B Liquidating Trust for the benefit of the C&B Liquidating Trust Beneficiaries, whether Allowed on or after the Effective Date as (A) a transfer of the C&B Liquidating Trust Assets directly to those holders of Allowed Claims receiving C&B Liquidating Trust beneficial interests (other than to the extent allocable to Disputed Claims) followed by (B) the transfer by such Persons to the C&B Liquidating Trust of the C&B Liquidating Trust Assets in exchange for beneficial interests in the C&B Liquidating Trust (and in respect of the C&B Liquidating Trust Assets allocable to the C&B Liquidating Trust Claims Reserve, as a transfer to the C&B Liquidating Trust Claims Reserve). Accordingly, those holders of Allowed Claims receiving C&B Liquidating Trust beneficial interests shall be treated for federal income tax purposes as the grantors and owners of their respective share of the C&B Liquidating Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

(B)	Tax Reporting

(1)       The C&B Trustee shall file returns for the C&B Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Section 5.3(a)(xiii)(2) of the Plan. The C&B Trustee shall also annually send to each holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. Holders of beneficial interests may be required to identify themselves to the trustees of the Liquidating Trusts in order to receive this statement. The C&B Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the C&B Liquidating Trust that are required by any governmental unit.

(2)       As soon as possible after the Effective Date, the C&B Trustee shall make a good-faith valuation of the C&B Liquidating Trust Assets, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including, without limitation, the Debtors, the C&B Trustee and the C&B Liquidating Trust Beneficiaries).

(3)       Allocations of C&B Liquidating Trust taxable income among the C&B Liquidating Trust Beneficiaries shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the C&B Liquidating Trust had distributed all its other assets (valued at their tax book value) to the holders of the C&B Liquidating Trust interests (treating all Disputed Claims as if they were Allowed Claims (see Section 5.3(a)(xiii)(2)(D) of the Plan)), in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the C&B Liquidating Trust. Similarly, taxable loss of the

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C&B Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining C&B Liquidating Trust Assets. The tax book value of the C&B Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

(4)       Subject to definitive guidance from the Internal Revenue Service, or a court of competent jurisdiction to the contrary (including the receipt by the C&B Trustee of a private letter ruling if the C&B Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the C&B Trustee), the C&B Trustee shall (A) timely elect to treat any C&B Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims (the “C&B Liquidating Trust Claims Reserve”) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All parties (including New Holdco, the C&B Trustee, the C&B Liquidating Trust Beneficiaries) shall report for tax purposes consistent with the foregoing.

(5)       The C&B Trustee shall be responsible for payments, out of the C&B Liquidating Trust Assets, of any taxes imposed on the trust or its assets including the C&B Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the C&B Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the C&B Trustee as a result of the resolutions of such Disputed Claims.

(6)       The C&B Trustee may request an expedited determination of taxes of the C&B Liquidating Trust, including the C&B Liquidating Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the C&B Liquidating Trust for all taxable periods through the dissolution of the C&B Liquidating Trust.

(x)       Dissolution. The C&B Trustee and the C&B Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed Claims have been resolved, (ii) the C&B Trustee determines, in its sole discretion, that the administration of the C&B Liquidating Trust Assets is not likely to yield sufficient additional C&B Liquidating Trust proceeds to justify further pursuit and (iii) all distributions required to be made by the C&B Trustee under the Plan and the C&B Liquidating Trust Agreement have been made, but in no event shall the C&B Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six month period prior to the third anniversary (or at least six (6) months prior to the end of an extension period), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not

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adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the C&B Liquidating Trust Assets. If at any time the C&B Trustee determines, in reliance upon such professionals as the C&B Trustee may retain, that the expense of administering the C&B Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the C&B Liquidating Trust, the C&B Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to dissolve the C&B Liquidating Trust, (ii) donate any balance to a charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to the Debtors, the C&B Liquidating Trust, and any insider of the C&B Trustee, and (iii) dissolve the C&B Liquidating Trust.

(xi)      Indemnification of C&B Trustee. The C&B Trustee or the individuals comprising the C&B Trustee, as the case may be, and the C&B Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the C&B Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the C&B Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the C&B Trustee (and the other parties entitled to indemnification under this subsection) shall be satisfied solely from the C&B Liquidating Trust Assets. The C&B Trustee shall be entitled to rely, in good-faith, on the advice of its retained professionals.

Additional details with respect to the C&B Liquidating Trust are set forth in Section 5.3 of the Plan.

D.	PLAN PROVISIONS GOVERNING DISTRIBUTIONS

1.	Distributions on Account of Allowed General Unsecured Claims

All Allowed General Unsecured Claims or Allowed 8.75% Senior Convertible Note Claims held by a creditor shall be aggregated and treated as a single Claim. All distributions under the Plan of Allowed on account of Allowed Claims against Charys Holding shall be made by the Charys Trustee, as a Disbursing Agent in accordance with the Plan and the Charys Liquidating Trust Agreement. All distributions under the Plan on account of Allowed Claims against C&B shall be made by the C&B Trustee as a Disbursing Agent in accordance with the Plan and the C&B Liquidating Trust Agreement. Notwithstanding the foregoing, the Indenture Trustee shall receive the distributions under the Plan for the holders of the Allowed 8.75% Senior Convertible Note Claims and the Mirror Note Claims and shall make appropriate distribution thereof to such holders in accordance with the terms of the Plan. Beneficial holders of Allowed 8.75% Senior Convertible Note Claims may be required to identify themselves in order to receive distributions.

2.	Delivery of Distributions

(a)        Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, as applicable, unless the Debtors, and/or the Liquidating Trustees, as the case may be, have been notified in writing of a change of address,

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including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules. In the event that any distribution to any holder is returned as undeliverable, the applicable Disbursing Agent shall use commercially reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the applicable Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interests in property shall be returned by the applicable Disbursing Agent to, and shall revert to, the applicable Liquidating Trust, and the Claim of any holder to such property or interest in property shall be discharged and forever barred; provided, however, that unclaimed distributions made by (i) the Liquidating Trustees shall be redistributed in accordance with the priorities set forth in the applicable Liquidating Trust Agreement, and (ii) with respect to Allowed Claims in Charys Holding Class 7 shall be redistributed ratably as provided in Section 4.7 of the Plan.

(b)       Distribution Record Date.With respect to holders of all Claims against the Debtors, on the Distribution Record Date, the claims register shall be closed. Neither the Debtors nor any other Person shall have any obligation to recognize any transfer of any Claims occurring after the close of business on such date.

3.	No Fractional Shares

No fractional shares of New Equity Interests shall be distributed and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity Interests to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

4.	No Fractional Notes

The New Secured Notes shall not be distributed in denominations of less than one thousand dollars ($1,000). When any distribution pursuant to the Plan of Reorganization on account of an Allowed Claim would otherwise result in the issuance of an amount of the New Secured Notes that is not a multiple of one thousand (1,000), the actual distribution of the New Secured Notes shall be rounded as follows: (i) denominations of five hundred dollars ($500) or greater shall be rounded up to one thousand dollars ($1,000); and (ii) denominations less than five hundred dollars ($500) shall be rounded down to zero with no further payment therefor.

5.	Setoffs and Recoupment

The Debtors may, but shall not be required to, setoff against or recoup from any Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, provided, however, that neither the failure to do so nor the allowance of any claim under the Plan shall constitute a waiver or release by the Debtors or their respective successors of any such claim it may have against such claimant.

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6.	Interest on Claims; Dividends

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Commencement Date on any Claim. Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Commencement Date to the date a final distribution is made thereon if and after such Claim becomes an Allowed Claim.

No holder of a Claim who is entitled to New Equity Interests shall be entitled to dividends on such shares unless such holder’s Claim is an Allowed Claim as of the applicable record date for such dividends.

7.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

E.	PROCEDURES FOR TREATING DISPUTED CLAIMS

1.	Objections

The Liquidating Trustees (each as to Claims to be addressed by their respective Liquidating Trusts) shall be entitled to object to all Claims. Any objections shall be served on the respective claimant and filed with the Bankruptcy Court on or before the later of (a) ninety (90) days after the Effective Date, or (b) such later date as may be fixed by the Bankruptcy Court.

2.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of an Administrative Expense Claim or Claim is Disputed, no payment or distribution provided pursuant to the Plan shall be made on account of such Administrative Expense Claim or Claim unless and until such Disputed Administrative Expense Claim or Disputed Claim becomes Allowed.

3.	Distributions After Allowance

To the extent that a Disputed Claim or Disputed Administrative Expense Claim becomes Allowed, distributions (if any) shall be made to the holder of such Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Administrative Expense Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Administrative Expense Claim or Claim the distribution (if any) to which such holder is entitled under the Plan.

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4.	Resolution of Administrative Expense Claims and Claims

On and after the Effective Date, the applicable Liquidating Trustees shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against the Debtors and to compromise, settle or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims against the Debtors without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals for fees and expenses incurred prior to the Confirmation Date.

5.	Estimation of Claims

The Debtors, and, after the Effective Date with respect to Claims to receive distributions from the Liquidating Trusts, the applicable Liquidating Trustee, may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or any other Person previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, New Holdco, or the Liquidating Trustees, as the case may be, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

6.	Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon.

F.	PROVISIONS GOVERNING EXECUTORY

CONTRACTS AND UNEXPIRED LEASES

1.	Assumption or Rejection of Executory Contracts

The Bankruptcy Code empowers the Debtors to assume or reject their executory contracts and unexpired leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity prior to the Commencement Date shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (a) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (b) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (c) that is specifically designated as a contract or lease to be assumed on Schedule 8.1, which Schedule shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the

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Confirmation Date, to amend, in consultation with the Creditors’ Committee, such Schedule to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors shall provide notice of any such amendments to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.1 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

2.	Approval of Assumption or Rejection of

Executory Contracts and Unexpired Leases

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.1 of the Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the executory contracts and unexpired leases specified in Schedule 8.1 of the Plan through the date of entry of an order approving the assumption, assumption and assignment or rejection of such executory contracts and unexpired leases and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan.

3.	Cure of Defaults

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 of the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least twenty (20) days prior to the later of (a) the hearing on the Debtors’ motion for assumption or assumption and assignment and (b) the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases to be assumed pursuant to Section 8.1 of the Plan, a notice, which shall list the cure amount as to each executory contract or unexpired lease to be assumed. The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtors shall have twenty (20) days from the date of service of such notice to file and serve any objection to the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court. Notwithstanding Section 8.1 of the Plan, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

4.	Bar Date for Filing Proofs of Claim Relating to

Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors on or before the date that is thirty (30) days after the later of (a) the date of service of notice of the Confirmation Date, (b) notice of modification to Schedule 8.1 of the Plan (solely with respect to the party directly affected by such modification) or (c) the date of service of notice

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of such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults (solely with respect to the party directly affected by such rejection). In the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or their successors, or their properties or interests in property as agents, successors or assigns.

5.	Indemnification and Reimbursement Obligations

The obligations of Charys Holding and/or C&B to indemnify and reimburse those officers, directors and employees set forth on an Exhibit contained in the Plan Supplement against and for any obligations pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date and all such obligations shall be, and shall be deemed to be assumed by New Holdco as of the Effective Date; provided, however, that in no circumstance shall New Holdco assume any obligation to indemnify or reimburse any individual in connection with the fraud, willful misconduct, or gross negligence of such individual. In furtherance of the foregoing, New Holdco will obtain a directors’ and officers’ insurance policy with tail coverage for a period of six years from an insurer whose rating with A.M. Best is no lower than that of the insurers of the policies in existence on the Effective Date for the current and former officers and directors of the Debtors, provided, however, that such policy shall have an aggregate cost of no more than an amount as agreed on by the Debtors and the Creditors’ Committee.

6.	Insurance Policies

Notwithstanding anything contained in the Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan and will be assumed pursuant to the Plan effective as of the Effective Date. Nothing contained in this Section shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

7.	Compensation and Benefit Plans

All Benefit Plans of Charys Holding, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed pursuant to the Plan. Charys Holding’s obligations under such plans and programs shall survive confirmation of the Plan, and shall be and shall be deemed to be assumed by New Holdco, except for (a) executory contracts or Benefit Plans expressly rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code), (b) executory contracts or employee Benefit Plans that have previously been rejected, are the subject of a motion to reject pending as of the Confirmation Date or have been specifically waived by the beneficiaries of any employee Benefit Plan or contract and (c) such executory contracts or employee Benefit Plans to the extent they relate to former employees whose employment by the Debtors terminated prior to the

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Commencement Date. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, no equity, stock, option or other similar plans in effect on or prior to the Commencement Date shall be assumed, and such plans shall be cancelled.

G.	CORPORATE GOVERNANCE AND

MANAGEMENT OF NEW HOLDCO

1.	Board of New Holdco

The initial Board of Directors of New Holdco shall consist of seven members, to be determined by the Creditors’ Committee. The initial members of the such Board, together with biographical information, shall be set forth in the Plan Supplement.

2.	Officers of New Holdco

The initial officers of New Holdco shall be set forth in the Plan Supplement. Such officers shall serve in accordance with applicable non-bankruptcy law, any employment agreement entered into with New Holdco on or after the Effective Date and the New Organizational Documents.

3.	New Employment Agreements

On the Effective Date, New Holdco shall enter into the New Employment Agreements. Michael F. Oyster, the current CEO of Charys Holding will receive an employment agreement. In addition, certain current employees (other than Mr. Oyster) and Alec McClarty (a full-time, salary-paid director) shall be entitled to three months severance in the event they are terminated. Michael Brenner, the outside attorney who effectively serves as in-house counsel for Charys Holding also is to receive three months severance pay if his services are terminated.

In addition, pursuant to the CTSI/MSAI Settlement Agreement, new employment and related agreements will be entered into with certain existing officers of CTSI and MSAI effective as of the Effective Date. Under such employment contracts, the officers will receive the compensation and stock options in New Holdco provided therein. Pursuant to the Cotton Settlement Agreement, certain existing employees of Cotton will enter into a new employment agreements with Cotton effective as of the Effective Date and will receive the compensation provided for therein.

H.	CONDITIONS PRECEDENT TO EFFECTIVE DATE

1.	Conditions Precedent to Effectiveness

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 10.2 of the Plan:

(a)        The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee, shall have been entered and shall be in full force and effect and there shall not be a stay or injunction in effect with respect thereto;

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(b)       All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee; and

(c)        All authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan have been obtained and have not been revoked, including, if applicable, the expiration or termination of the notification and waiting periods applicable under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, with respect to distributions of any shares of New Equity Interests pursuant to the Plan to any entity required to file a premerger notification and report form thereunder;

(d)       New Holdco shall have been organized and the New Organizational Documents of New Holdco required to be filed with the Secretary of State of Delaware shall have been filed;

(e)	The New Employment Agreements shall have become effective;

(f)        The Confirmation Order shall contain a finding that the aggregate amount of Cash necessary to satisfy Allowed Administrative Expense Claims shall not exceed $10,000,000; and

(g)       Holders of 90% in principal amount of the 8.75% Senior Convertible Notes shall have voted to accept the Plan.

2.	Waiver of Conditions

Each of the conditions precedent in Section 10.1 of the Plan may be waived, in whole or in part, by the Debtors with the prior consent of the Creditors’ Committee in each of their sole discretion. Any such waiver may be effected at any time, without notice, without leave or order of the Bankruptcy Court and must be in writing.

3.	Satisfaction of Conditions

In the event that one or more of the conditions specified in Section 10.1 of the Plan have not occurred or otherwise been waived pursuant to Section 10.2 of the Plan, within 60 days after the Confirmation Date, or such later date as may be agreed upon by the Debtors and the Creditors’ Committee, then (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and interests including any Old Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors’ obligations with respect to Claims and equity interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or equity interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

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I.	EFFECT OF CONFIRMATION

1.	Binding Effect

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not such Claim or Equity Interest is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan. Additionally, subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a 8.75% Senior Convertible Note Claim, Mirror Note Claim, and the Indenture Trustee, and such holder’s respective successors and assigns, whether or not such Claim or Equity Interest is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.

2.	Discharge of Claims and Termination of Equity Interest

Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan will terminate all Equity Interests and discharge all existing debts and Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests will be, and will be deemed to be, discharged and terminated, and all holders of such Claims and Equity Interests will be precluded and enjoined from asserting against New Holdco, its successors or assigns or any of its assets or properties, or against the Liquidating Trusts or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of equity interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

3.	Discharge of Debtors

(a)        Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any Affiliate of such holder will be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

(b)       In addition to the terms of (a) above, each holder of an 8.75% Senior Convertible Note Claim, each holder of a Mirror Note Claim, and the Indenture Trustee (as well as any trustees and agents on behalf of each holder) and any Affiliate of such holder will be deemed to have waived, released and discharged the Affiliated Plan Proponents from any Liens, Claims, causes of action, rights of liabilities arising from notes issued under, and the guarantees issued pursuant to, the Indenture. In addition, the Confirmation Order will provide that the Indenture Trustee is authorized and directed to take all such actions necessary to effectuate the

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foregoing. Upon the Effective Date, all such persons will be forever precluded and enjoined from prosecuting or asserting any such discharged Claim against the Affiliated Plan Proponents.

4.	Injunction or Stay

Except as otherwise expressly provided under the Plan or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against or Equity Interests in either of the Debtors and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals and affiliates, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Debtors or the Liquidating Trusts (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Liquidating Trusts (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or the Liquidating Trusts or against the property or interests in property of the Debtors or the Liquidating Trusts, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtors or against the property or interests in property of the Debtors or the Liquidating Trusts with respect to such Claim or Equity Interest or (e) pursuing any claim released pursuant to Section 11.6 of the Plan. Such injunction shall extend to any successors of the Debtors and the Liquidating Trusts, including, without limitation, New Holdco, and their respective properties and interests in properties.

5.	Terms of Injunction or Stay

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date will remain in full force and effect until the Effective Date.

6.	Injunction Against Interference with Plan of Reorganization

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

7.	Exculpation

Notwithstanding anything to the contrary contained in the Plan, as of the Effective Date, none of the Debtors, New Holdco, the Affiliated Plan Proponents, the Liquidating Trusts, the Creditors’ Committee, the Ad Hoc Noteholders Committee, and the Indenture Trustee, and their respective officers, directors, members, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors and attorneys and representatives (but, in each case, solely in their capacities as such) shall have or incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Reorganization Cases, the Plan, this Disclosure Statement or any contract, instrument,

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document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence. Any of the foregoing Persons in all respects shall be entitled to rely upon the advice of counsel with respect to any of the foregoing. The foregoing exculpation shall not apply to the Non-Released Parties.

8.	Releases

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services of (a) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors who acted in such capacities after the Commencement Date; (b) of the Indenture Trustee; and (c) the services of the members of the Creditors’ Committee, and their respective professionals in connection with the Reorganization Cases; (x) the Debtors, the Affiliated Plan Proponents, and New Holdco; (y) each holder of a Claim that votes to accept the Plan (or is deemed to accept the Plan) and (z) to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Equity Interest that does not vote to accept the Plan, shall release unconditionally and forever each present or former director, officer, member, employee, affiliate, agent, financial advisor, restructuring advisor, attorney and representative (and their respective affiliates) of the Debtors who acted in such capacity after the Commencement Date, the Affiliated Plan Proponents, the Indenture Trustee, the Creditors’ Committee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives (but, in each case, solely in their capacities as such) from any and all Claims or causes of action whatsoever in connection with, related to, or arising out of the Reorganization Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any such person or entity; and provided further however, that the foregoing release shall not apply to the Non-Released Parties.

9.	Avoidance Actions/Objections

Other than any releases granted under the Plan, by the Confirmation Order and by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Liquidating Trusts, as applicable, will have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession, provided however, that the Debtors shall be deemed to have waived all causes of action including avoidance, equitable subordination, and recovery actions against the Indenture Trustee and holders of 8.75% Senior Convertible Note Claims and Mirror Note Claims.

10.	Retention of Causes of Action/Reservation of Rights

(a)        Except as provided in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Liquidating Trusts may have or which the Liquidating Trusts

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may choose to assert on behalf of the respective Debtor’s estate under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Liquidating Trusts, their officers, directors, or representatives and (ii) the turnover of any property of the Debtors’ estates.

(b)       Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left Unimpaired by the Plan. The Liquidating Trusts shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date by the Liquidating Trusts to the same extent as if the Reorganization Cases had not been commenced.

J.	MISCELLANEOUS PROVISIONS

1.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued and distributed in connection with the Plan, any party issuing any instrument or making any distribution under the Plan must comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

2.	Corporate Action

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors.

3.	Modification of Plan

Subject to the prior consent of the Creditors’ Committee, alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtors shall have complied with section 1125 of the Bankruptcy Code. Subject to the prior consent of the

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Creditors’ Committee, the Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

Prior to the Effective Date, the Debtors may, with the prior consent of the Creditors’ Committee, make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

For the avoidance of doubt, the foregoing shall not effect a waiver of any rights that any party may have with respect to modification of the Plan under section 1127 of the Bankruptcy Code.

4.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan, in whole or in part, prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan in whole prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained therein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors. The Debtors reserve the right to withdraw the Plan with respect to either Debtor and proceed with confirmation of the Plan with respect to the other Debtor. In such event, nothing contained therein shall constitute or be deemed a waiver or release of any Claims against or equity interests in the Debtor withdrawn from the Plan or any other person or to prejudice in any manner the rights of such Debtor or any person in any further proceedings involving such withdrawn Debtor.

5.	Plan Supplement

The Plan Supplement and the documents contained therein shall be in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee, and shall be filed with the Bankruptcy Court no later than five (5) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution with the consent of the Creditors’ Committee, where reasonably necessary. The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.

6.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will be dissolved and the members thereof will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Cases, and the retention or employment of the Creditors’ Committee’s attorneys,

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accountants and other agents, if any, will terminate other than for purposes of (i) filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith, and (ii) reviewing and objecting to the applications of other parties for the allowance of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith..

7.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New Secured Notes and New Equity Interests, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

VII.

PROJECTIONS AND VALUATION ANALYSIS

A.	CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS

1.	Responsibility for and Purpose of the Projections

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the management of Charys Holding has analyzed the ability of New Holdco to meet its obligations and retain sufficient liquidity and capital resources to conduct its business.

2.	Pro Forma Financial Projections

The Debtors believe that the Plan meets the Bankruptcy Code’s feasibility requirement that Plan confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.

In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed the ability to satisfy financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the Debtors’ management together with their financial advisor developed and refined a business plan and prepared financial projections for New Holdco for the three month period ending April 30, 2009 (the “Stub Period”) and for the fiscal years ending April 30, 2010 through April 30, 2012 (collectively, the “Projections”). The Projections have been prepared on a consolidated basis. Charys does not, as a matter of course, publish its business plans and strategies or projections or anticipated financial position or results of operations. Accordingly, it is not anticipated that there will be, and any obligation is disclaimed to, furnish updated business plans or projections to holders of Claims or interests after the Confirmation Date, or to include

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such information in documents, if any, required to be filed with the Securities and Exchange Commission, or otherwise make such information public. As of the date hereof, Charys does not have the consolidated actual results for the year ending April 30, 2008.

In connection with the planning and development of the Plan, the Projections were prepared to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. Since the Projections are based on forecasts of key economic variables such as the demand for the services of New Holdco and its subsidiaries, the ability to achieve certain cost reductions in an efficient manner, and the ability to maintain certain customers and pricing, the estimates and assumptions underlying the Projections are inherently uncertain. Though considered reasonable by Charys as of the date hereof, the Projections are subject to significant business, economic and competitive uncertainties. Accordingly, such projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth. The Projections were substantially completed on or about November 20, 2008.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY INDEPENDENT ACCOUNTANTS.

ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY FROM THE PROJECTIONS. IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND NEW HOLDCO’S PERFORMANCE AT MORE DISTANT POINTS IN THE FUTURE. CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS, THE DEBTORS’ ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT CERTIFIED ACCOUNTANTS. IMPAIRED CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, that will have an unexpected effect on the operations of Charys or New Holdco, (iii) there will be no change in generally accepted accounting principles in the United

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States that will have a material effect on the reported financial results of Charys or New Holdco, (iv) the application of Fresh Start Reporting will not materially change the Debtors’ revenue accounting procedures, and (v) there will be no material contingent or unliquidated litigation or indemnity claims applicable to New Holdco. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of Charys or New Holdco. Accordingly, the Projections are only an estimate and, therefore, necessarily speculative in nature. It can be expected that some or all of the assumptions underlying the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors, Charys, New Holdco, or any other Person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information, the assumptions, qualifications and footnotes to tables containing the Projections (which include projected statements of operations, projected balance sheets, and projected statements of cash flows) set forth herein, and the historical consolidated financial information (including the notes and schedules thereto).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” in the Projections include the intent, belief or current expectations of Charys and members of its management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While Charys believes that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to Charys’ liquidity position or operations of Charys’ business, adverse developments in Charys’ efforts to renegotiate its funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of Charys’ strategic business plan (including the time line to emerge from chapter 11), the ability of Charys and/or New Holdco to retain and attract new clients and maintain favorable vendor relationships, the difficulty in controlling industry costs and the ability of Charys and/or New Holdco to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of Charys and/or New Holdco to return its operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

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3.	Summary of Significant Assumptions

Fresh Start Accounting. The Projections assume an Effective Date of January 31, 2009, and the estimated impact of Fresh Start Accounting has been applied for periods after the Effective Date. Fresh Start Accounting principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Adoption of Fresh Start Accounting requires the determination of the reorganization value of the entity that emerges from bankruptcy. Reorganization value generally approximates fair value of the entity before considering long term liabilities. The actual impact of Fresh Start Accounting will be determined after Charys emerges from bankruptcy, and this may differ, potentially by material amounts from the estimated impact assumed herein.

The following table represents Charys Holding’s estimation of the balance sheet at the Effective Date.

4.	Business Strategy of New Holdco

Management has reviewed each of the subsidiaries currently owned by Charys Holding and has determined that certain subsidiaries should be discontinued in connection with the implementation of the Plan. Such determinations were made based on, among other things, management’s estimates of potential revenues and EBITDA for each of the subsidiaries, the competitive nature and current trends in each of the markets in which the subsidiaries operate and

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the operating profiles of each of the subsidiaries. Based on management’s analysis, the following subsidiaries are expected to continue to operate as part of the reorganized entity: Cotton, CTSI, MSAI, and LFC.

Management anticipates at the Effective Date that Cotton, CTSI, MSAI and LFC will each operate as separate entities with their own management teams. Charys Holding management continues, however, to review the operations of each of these subsidiaries and may determine that the consolidation of certain operations will maximize the value of these subsidiaries. Management’s estimates do not include any potential upside from the consolidation of any of the operations of the subsidiaries.

The assets of all of the other subsidiaries are anticipated to be liquidated.

5.	Income Statement Assumptions

(a)	Revenues

The Projections for revenues from 2009 through 2011 show a decrease in full year revenues from $191.7 million in 2009 to $123.8 million in 2011. The Projections for fiscal year 2009 include significant revenue generated by unusual hurricane related activity experienced during this year. Additionally, fiscal year 2010 includes residual revenues resulting from construction contracts related to this activity initiated but not completed in fiscal year 2009. Fiscal years 2011 and 2012 do not include any impact from similar unusual storm activity.

In the Remediation Business, the focus will continue to be on development of the commercial construction business. Fiscal year 2009 and 2010 construction results include a significant amount of storm related activity, with revenues projected to be $53.1 million and $56.0 million, respectively. The Company assumes a return to its normal baseline construction business in 2011, with revenues projected to be $32.7 million versus a non-storm baseline in 2008 of $27.1 million. Cotton anticipates that it will achieve this baseline growth through an increase in its ability to receive bonding commitments for large construction contracts of publicly owned property. Cotton also anticipates expanding its construction licenses into states in which it is currently restricted from doing business due to the chapter 11 filing. In the traditional remediation business, Cotton projects that its revenues will decrease from $92.3 million in fiscal year 2009 to $36.0 million in fiscal year 2011. This decrease is due to fact that significant unusual storm related activity was experienced in fiscal year 2009 and is not assumed in fiscal years 2010 and 2011. Cotton does anticipate, however, growth in its traditional day-to-day remediation business, which generated non-storm related revenues of $18.1 million in 2008.

In the Telecommunications Business, Charys Holding has made the following assumptions:

CTSI – Revenues are projected to increase from $29.5 million in fiscal year 2009 to $35.6 million in fiscal year 2011. CTSI anticipates that two of its lines of business should continue to create revenue growth. First, it estimates that its raw land development revenues will increase from $14.4 million in fiscal year 2009 to $17.4 million in fiscal year 2011 as AT&T and Verizon evaluate their next generation services strategy and determine which markets are underserved for wireless services and require upgrades. During fiscal year 2009, CTSI has begun developing 3G capable cell-tower sites for one large customer in certain locations in the Mississippi and Louisiana markets. Second, CTSI anticipates a continued growth in generator

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installations, as wireless providers like AT&T and Verizon continue to make their cell sites self sufficient. CTSI anticipates this revenue stream to increase from $9.5 million in fiscal year 2009 to $11.5 million in fiscal year 2011.

MSAI – Revenues are anticipated to grow from $7.3 million in fiscal year 2009 to $9.0 million in fiscal year 2011. The primary driver of this growth is the projected development of the relationship with its primary customer outside of the Louisiana market in which MSAI has traditionally worked. This growth should be facilitated by the successful bid by this customer for a major project in the Midwest. MSAI anticipates revenues increasing with respect to this customer from $5.0 million in fiscal year 2009 to $6.0 million in fiscal year 2011. MSAI also anticipates further developing its relationship with its second largest customer, with revenues with respect to this customer projected to increase from $1.3 million in fiscal year 2009 to $1.8 million in fiscal year 2011.

LFC – LFC’s revenues are anticipated to increase approximately 5% annually. This growth is expected to come from the continued expansion of its construction materials testing services. LFC’s plans include opening an office and expanding its services to the Dallas market. LFC will continue to evaluate other markets for the possibility of future expansion of its services.

(b)	Operating Expenses

Sales and Administrative Costs – The Debtors anticipate a significant reduction in the costs of the operation of New Holdco due to a number of factors. It is expected that the number of employees will be reduced from eleven to five, with significant salary expenses eliminated as part of the plan. New Holdco also expects that the cost of auditing and accounting functions will be reduced due to the conversion from a public entity to a private one. The Debtors estimate that $3.0 million-$4.0 million may be saved on sales and administrative costs based on these changes.

(c)	Interest Expense

Interest expense in the accompanying Projections has been calculated using a 12% interest rate for the revolving credit facilities at the subsidiary level. The interest on the second lien debt at New Holdco is calculated using a 12% and 15% interest rate respectively.

(d)	Taxes

Charys Holding anticipates that New Holdco will not have the ability to utilize any significant amount of NOLs to offset future taxable income. See article XII for further details.

Below is management’s estimates for the Income Statement for the three month period ending April 30, 2009 and for the full fiscal years ending April 30, 2010 through April 30, 2012.

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6.	Balance Sheet Assumptions

(a)	Capital Expenditures

Capital expenditures are anticipated to be minimal for the period between 2010 and 2011, with an estimated amount of $0.5 million per year.

(b)	Working Capital

Trade receivables, inventory and accounts payable levels are projected to be maintained at relatively consistent levels during the 2009-2011 projection periods. Trade receivables are forecasted at a level of 68-144 days. Trade payables are forecasted at a level between 29-40 days. Trade payables are expected to maintain at historical levels due to the fact that the subsidiaries were not part of the chapter 11 cases.

Below is management’s estimates for the Balance Sheet for the fiscal years ending April 30, 2009 through April 30, 2012:

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B.	VALUATION

In connection with certain matters relating to the Plan, the Debtors directed AlixPartners to prepare a valuation analysis of the anticipated on-going businesses of the Debtors. The valuation analysis was prepared by AlixPartners based on the Projections and financial and market conditions prevailing as of November 20, 2008.

In preparing its analysis, AlixPartners has, among other things: (i) reviewed certain internal financial and operating data of Charys; (ii) discussed with certain senior executives the current operations and prospects of Charys; (iii) reviewed certain operating and financial forecasts prepared by Charys, including the Projections; (iv) discussed with certain senior executives of Charys key assumptions related to the Projections; (v) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates and terminal value multiples; (vi) considered the prevailing trading multiples of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of Charys; (vii) considered the transaction multiples of acquisitions involving companies in businesses reasonably comparable to the operating businesses of Charys; and (viii) considered such other analyses as AlixPartners deemed appropriate and necessary under the circumstances.

AlixPartners relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with it by Charys or obtained it from public sources. AlixPartners has not audited, reviewed or compiled the accompanying information in accordance with Generally Accepted Auditing Standards, or otherwise. With respect to all projections furnished to it, AlixPartners has relied on

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representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Charys as to the expected future performance of New Holdco. AlixPartners has not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and has further relied upon the assurances of the senior management of Charys that they are unaware of any facts that would make the information and Projections incomplete or misleading.

In addition to the foregoing, AlixPartners relied upon the following assumptions in arriving at its estimated valuation: (i) the Effective Date occurs on or about January 31, 2009; (ii) Charys Holding is able to recapitalize as New Holdco and has adequate liquidity as of the Effective Date; (iii) the Debtors are able to implement the Plan in the manner described herein; (iv) the pro forma debt levels of New Holdco, net of cash and cash equivalents, would be approximately $34 million immediately following the Effective Date; (v) New Holdco will not have significant NOLs available to offset future taxable income as of the Effective Date; and (vi) general financial and market conditions as of the Effective Date will not differ materially from the conditions prevailing as of the date hereof.

AlixPartners has employed generally accepted valuation techniques in estimating the reorganization value of New Holdco. AlixPartners primarily relied on a Discounted Cash Flow (“DCF”) analysis to value New Holdco’s subsidiaries, but utilized a comparable public company analysis to verify its findings. These valuation methodologies reflect both the market’s current view of New Holdco’s business plan and operations, as well as longer term focus on the intrinsic value of the cash flow projections in the New Holdco’s business plan.

1.	DCF Analysis

A DCF valuation was the primary methodology used to determine the reorganization value of New Holdco. The discounted cash flow of an enterprise represents the present value of unleveraged, after-tax cash flows available to all providers of capital using an appropriate set of discount rates. The DCF approach takes into account the projected operating cash flows of the subject company by using company projections as the basis for the financial model. The underlying concept of the DCF approach is that debt-free, after-tax cash flows are estimated for a projection period and a terminal value is estimated to determine the going concern value of the subject company from the end of the projection period forward. These cash flows are then discounted at an appropriate weighted average cost of capital, which is determined by referring to, among other things, the average cost of debt and equity for the other participants throughout the industry.

2.	Comparable Public Company Analysis

AlixPartners also utilized a Comparable Public Company Analysis to verify its findings. In a Comparable Public Company Analysis, a subject company is valued by comparing it with publicly held companies in reasonably similar lines of business. The comparable public companies are chosen based on, among other attributes, their similarity to the subject company’s size, profitability and market presence. The price that an investor is willing to pay in the public markets for each company’s publicly traded securities represents that company’s current and future prospects as well as the rate of return required on the investment.

In selecting comparable public companies, AlixPartners considered factors such as the focus of the comparable companies’ businesses as well as such companies’ current and

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projected operating performance. Numerous financial multiples and ratios were developed to measure each company’s valuation and relative performance. Some of the specific analyses entailed comparing the enterprise value (defined as market value of equity plus market value of debt, book value of preferred stock and minority interest minus excess cash) for each of the comparable public companies to their projected revenue and EBITDA. These multiples were calculated on or around the date hereof and were then applied to the Debtors’ financial projections to determine the range of enterprise value and equity value using this methodology.

As a result of such analyses, review, discussions, considerations and assumptions, AlixPartners provided to the Debtors an estimate that the total enterprise value (“TEV”) on a “reorganization value” basis of New Holdco is a range of approximately $72 million to $119 million with a utilized value of $86 million based on the DCF analysis (the “TEV Range”). AlixPartners reduced such utilized TEV estimate by the estimated pro forma net debt levels of New Holdco of $34 million, in order to calculate the implied reorganized equity value of New Holdco. Accordingly, AlixPartners estimates that New Holdco’s mid-point total reorganized equity value is $52 million.

Management’s projections, and accordingly this valuation, reflect the impact of unusual storm related activity which has driven a significant increase in Cotton’s actual revenues for fiscal year 2009 and its projected revenues for fiscal year 2010.  The projections and valuation do not reflect any incremental revenue that could result from additional unusual storm related events in fiscal year 2011 or thereafter.  If such unusual storm related activity was assumed in perpetuity, the potential increase in enterprise value could range from $20 to $25 million.

The above estimated range of values represents a hypothetical value that reflects the estimated intrinsic value of the New Holdco derived through the application of various valuation methodologies. The equity value ascribed in AlixPartners’ analysis does not purport to be an estimate of a post-reorganization trading value. To the extent a market can be found for the New Holdco’s equity securities, trading values may be materially different from the implied equity value ranges associated with AlixPartners’ valuation analysis. AlixPartners’ reorganization value estimate is based on economic, market, financial and other conditions as they exist, and on the information made available to AlixPartners as of November 20, 2008. It should be understood that, although subsequent developments may affect AlixPartners’ conclusions, AlixPartners does not have any obligation to update, revise or reaffirm its estimate.

The summary set forth above does not purport to be a complete description of the analyses performed by AlixPartners. The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial results, financial condition and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by AlixPartners assume that New Holdco and its subsidiaries will continue as the owners and operators of their businesses and assets. Depending on the results of such operations or changes in the financial markets, actual total enterprise value and actual equity value may differ significantly from AlixPartners’ valuation analysis set forth herein.

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Reorganization Value	$86 million
Less Net Debt	$34 million
New Equity Value	$52 million

VIII.

CERTAIN FACTORS AFFECTING THE DEBTORS

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	Risk of Non-Confirmation of the Plan of Reorganization

Although the Plan Proponents believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes.

2.	Non-Consensual Confirmation

In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired Classes. See section IX.B.(2) below, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION; Requirements for Confirmation of the Plan of Reorganization; Requirements of Section 1129(b) of the Bankruptcy Code.” Because Charys Holding Class 9 (Charys Holding Subordinated Debt Claims), Charys Holding Class 10 (Charys Holding Securities Claims), Charys Holding Class 11 (Charys Holding Equity Interests), C&B Class 4B (C&B 8.75% Senior Convertible Note Claims), C&B Class 5 (C&B Securities Claims) and C&B Class 6 (C&B Equity Interests) are deemed to reject the Plan, these requirements must be satisfied with respect such Classes. The Debtors believe that the Plan satisfies these requirements.

3.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. Moreover, if each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before 60 days after the Confirmation Date, or such later date as may be consented to by the parties, the Bankruptcy Court may vacate, the Confirmation Order, in which event the Plan would be deemed null and void.

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B.	ADDITIONAL FACTORS TO BE CONSIDERED

1.	The Plan Proponents Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Plan Proponents as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Plan Proponents have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Plan Proponents, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

3.	Projections and Other Forward-Looking Statements

Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

4.	No Legal or Tax Advice Is Provided to You by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or Equity Interest holder should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Plan on the Plan Proponents or on holders of Claims or Equity Interests.

6.	Business Factors and Competitive Conditions

(a)        General Economic Conditions. The financial projections contained in this Disclosure Statement, assume, among other things, that the general economic conditions of the United States economy will be stable over the next several years. The stability of economic

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conditions is subject to many factors outside the Plan Proponents’ control, including interest rates, inflation, unemployment rates, consumer spending, war, terrorism and other such factors. Any one of these or other economic factors could have a significant impact on the operating performance of New Holdco and its subsidiaries.

(b)       Business Factors. The Plan Proponents believe that New Holdco and its subsidiaries will succeed in implementing and executing their business plan. However, there are risks that this will not be achieved. In such event, New Holdco may be forced to sell all or parts of its business, develop and implement further restructuring plans not contemplated in the projections or become subject to further insolvency proceedings. In the event of further restructurings or insolvency proceedings, the equity interests in New Holdco could be substantially diluted or even cancelled.

(c)        Competitive Conditions. Both the remediation and reconstruction and telecommunications industries are highly competitive.

(d)       Reliance on Key Customer. Certain of the Charys entities are reliant on one key customer that provides the majority of that subsidiary’s revenue. Although Charys believes each such entity’s relationship with that customer is strong, if a key customer were to breach or terminate its contracts with the relevant entity, such action likely would have a serious deleterious effect on the entity’s business. Additionally, certain key customers are, in turn, reliant on their own key customers and if such relationships were to change, it could have a serious deleterious effect on the entity’s business.

(e)        Reliance on Key Personnel. A critical asset of Charys is their personnel at their operating subsidiaries, who have the ability to leave Charys and deprive Charys of the manpower essential for performance of Charys’ businesses. Charys operates a business that is highly dependent on its clients’ beliefs that these subsidiaries will perform tasks of the highest standards over an extended period of time. Deterioration of Charys’ business, or loss of a significant number of personnel, will have a material adverse effect on New Holdco and may threaten its ability to survive as a going concern.

The success of the restructuring process is dependent in part on the ability to retain and motivate officers and employees. There can be no assurance that New Holdco will be able to retain or employ qualified management and personnel. While it is contemplated that the Affiliated Plan Proponents will enter into employment agreements with certain members of their senior management, should any of these persons be unable or unwilling to continue their employment, the business prospects of New Holdco could be materially and adversely affected.

(f)        Customers. The Plan Proponents believe that the majority of their client relationships are strong. However, if the Plan Proponents’ clients delay or stop paying the Plan Proponents for services performed, assert unauthorized or inappropriate deductions against payments due to the Plan Proponents, or refuse to continue to do business with the Plan Proponents on customary, ordinary course, or continuing terms, the Plan Proponents and New Holdco may be harmed. Additionally, the loss of a key client could have a material adverse impact on operating performance.

(g)       Other Factors. Other factors that holders of Claims should consider are potential regulatory and legal developments that may impact the Plan Proponents and New Holdco. Although these and other such factors are beyond the Plan Proponents’ and New

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Holdco’s control and cannot be determined in advance, they could have a significant impact on the operating performance of New Holdco and its subsidiaries.

7.	Access to Financing and Trade Terms

The Plan Proponents’ operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Plan Proponents’ operations have been financed from operating cash flow, the use of cash collateral, and borrowings from credit facilities maintained by the Affiliated Plan Proponents. The Affiliated Plan Proponents believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, a new “exit” financing agreement, and trade terms supplied by vendors. However, if New Holdco requires working capital and trade financing greater than that provided by such sources, it may be required either to (i) obtain other sources of financing or (ii) curtail its operations.

No assurance can be given, however, that any additional financing will be available, if at all, on terms that are favorable or acceptable to New Holdco. The Plan Proponents believe that it is important to their going-forward business plan that their performance meet projected results in order to ensure continued support from vendors.

8.	Variances from Projections

The fundamental premise of the Plan is the deleveraging of the Plan Proponents and the implementation and realization of the Plan Proponents’ business plan, as reflected in the projections contained in this Disclosure Statement. The projections reflect numerous assumptions concerning the anticipated future performance of New Holdco, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the company’s sales base and control future operating expenses. The Plan Proponents believe that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of New Holdco and it subsidiaries. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

C.	CERTAIN TAX MATTERS

For a summary of certain federal income tax consequences of the Plan to holders of Claims and to the Debtors, see Section XII below, entitled “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.”

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IX.

CONFIRMATION OF THE PLAN OF REORGANIZATION

A.	CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As set forth in the Disclosure Statement Order, the Bankruptcy Court has scheduled the confirmation hearing for February 25, 2009. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the Debtors’ estate(s) or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) co-counsel for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Stephen Karotkin, Esq.), (ii) co-counsel for the Debtors, Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington Delaware 19801 (Attn: Mark D. Collins, Esq.), (iii) co-counsel to the Creditors’ Committee, Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005 (Attn: Matthew S. Barr, Esq.), (iv) co-counsel to the Creditors’ Committee, Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, 18th Floor, P.O. Box 1347, Wilmington, Delaware 19899, Attn: Gregory W. Werkheiser, Esq.), (v) the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn: Mark Kenney, Esq.), so as to be received no later than 4:00 p.m. (prevailing Eastern Time) on February 10, 2009.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)        General Requirements. At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(1)       The Plan complies with the applicable provisions of the Bankruptcy Code.

(2)       The Debtors have complied with the applicable provisions of the Bankruptcy Code.

(3)       The Plan has been proposed in good faith and not by any means proscribed by law.

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(4)       Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(5)       The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

(6)       With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test” below.

(7)       Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

(8)       Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims installment payments in cash, over a period not exceeding five years after the Commencement Date, of a value, as of the Effective Date, equal to the allowed amount of such claims, and in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan.

(9)       At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

(10)      Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility” below.

(11)      The Plan provides for the continuation after the Effective Date of payment of all “retiree benefits” (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of

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the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits, if any.

(b)       Best Interests Test. As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, taking into account the time necessary to accomplish the liquidation, the present value of such allocations may be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, in a chapter 7 liquidation, additional claims would arise by reason of the breach or rejection of obligations incurred by the Debtors both prior to, and during the pendency of, the Chapter 11 Cases.

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest. The Debtors believe that in a chapter 7 case, holders of General Unsecured Claims would receive no distributions of property.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail and (iii) significant increases in claims which would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan will

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provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased.

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtors. The analysis is based upon a number of significant assumptions which are described. The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

(c)        Liquidation Analysis. The Debtors’ chapter 7 liquidation analysis and assumptions are set forth in Exhibit E to this Disclosure Statement.

(d)       Feasibility. The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan meets this requirement, the Plan Proponents have analyzed their ability to meet their financial obligations as contemplated thereunder. As part of this analysis, the Plan Proponents have prepared the projections contained in section VII above, entitled “PROJECTIONS AND VALUATION ANALYSIS,” and in Exhibit D to this Disclosure Statement. These projections are based upon the assumption that the Plan will be confirmed by the Bankruptcy Court, and for projection purposes, that the Effective Date of the Plan and its substantial consummation will take place on September 30, 2008. The projections include balance sheets, statements of operations and statements of cash flows. Based upon the projections, the Plan Proponents believe they will be able to make all payments required to be made pursuant to the Plan.

(e)        New Stream Commercial Finance, LLC. New Stream Commercial Finance, LLC (“New Stream”) has asserted the following:

(i)        the issuance by either CTSI or Cotton of new shares of capital stock to the Indenture Trustee will constitute an event of default under those entities’ loan agreements with New Stream9;

_________________________

9  See, e.g., that certain Loan and Security Agreement dated March 6, 2007 with CTSI (the “CTSI Loan Agreement”), and that certain Loan and Security Agreement dated October 30, 2007 with Cotton (“Cotton Loan Agreement”), pursuant to which New Stream made certain loans and advances and provided other financial accommodations to each company in accordance with the terms and conditions thereof.

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(ii)       the issuance by either CTSI or Cotton of new shares of capital stock to Charys Holding will constitute an event of default under those entities’ loan agreements with New Stream;

(iii)      the transfer by Charys Holding of shares of capital stock of CTSI or Cotton to the Charys Trustee may constitute an event of default under those entities’ loan agreements;

(iv)      the transfer by Charys Holding of shares of capital stock of CTSI or Cotton to the Disbursing Agent may constitute an event of default under those entities’ loan agreements;

(v)	New Stream has sent notices of default to both CTSI and Cotton;

(vi)      the values of any newly issued CTSI or Cotton shares will be materially affected by New Stream (a) determining to terminate or suspend its obligation to make any further revolving credit advances under the respective loan agreements; and/or (b) declaring all or any portion of CTSI or Cotton’s obligations under the loan agreements to be forthwith due and payable; and

(vii)     because neither CTSI nor Cotton are debtors, this Court can not approve the issuance and/or transfer of any CTSI or Cotton stock in violation of the loan agreements.

The Debtors reserve all of their rights with respect to the foregoing assertions by New Stream.

2.	Requirements of Section 1129(b) of the Bankruptcy Code

The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a class of claims or equity interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

(a)        No Unfair Discrimination. This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

(b)       Fair and Equitable Test. This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

•

Secured Claims. Each holder of an impaired secured claim either (i) retains its Liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such claim, has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale, or (ii) receives the “indubitable equivalent” of its allowed secured claim.

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•

Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

•

Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

The Plan Proponents believe the Plan satisfies both the “no unfair discrimination” requirement and the “fair and equitable” requirement with respect to all Classes that are deemed to reject the Plan and with respect to any impaired Class that may not accept the Plan.

3.	Mr. Crochet’s Claims and his Objections to Confirmation

As stated, prior to the Commencement Date and in connection with the acquisition of C&B, Charys Holding issued a note to Troy Crochet in the amount of $77.9 million (the “C&B Note”). Prior to the Commencement Date and on or about April 13, 2007, Charys paid to Mr. Crochet $31.1 million on account of the C&B Note and, as of the Commencement Date, the remaining principal balance of the C&B Note was approximately $46.8 million. Mr. Crochet has asserted that the C&B Note is secured by certain assets of Charys Holding, C&B, C&B Holdings, Inc., an entity that was never officially formed or incorporated (“CBH”), and Cotton Telecom, Inc. f/k/a Ayin Holding Company, Inc. (“Ayin”), a subsidiary of Charys Holding that is not a debtor in these cases. Additionally, as stated above, the obligations of Charys Holding in respect of the 8.75% Senior Convertible Notes are contractually subordinated to Mr. Crochet’s claim in respect of the C&B Note to the extent Mr. Crochet’s claim is an Allowed Claim. All obligations under the 8.75% Senior Convertible Notes are guaranteed by each of the material subsidiaries of Charys Holding, including C&B and each of the Affiliated Plan Proponents (collectively, the “Guarantors”). The obligations under the C&B Note are guaranteed by C&B and Ayin but are not guaranteed by the Affiliated Plan Proponents or any other Guarantors. In addition, it is the position of the Debtors and the holders of the 8.75% Senior Convertible Notes that the obligations of the Guarantors in respect of the 8.75% Senior Convertible Notes are not contractually subordinated in any respect to any claims of Mr. Crochet under the C&B Note or otherwise. Mr. Crochet has advised the Debtors that he disagrees with the position set forth in the preceding sentence, and this issue is expected to be resolved in connection with confirmation of the Plan.

The Debtors believe that Mr. Crochet’s claim under the C&B Note is unsecured because various consents expressly required to be obtained under the terms of the C&B Note and the security agreement entered into with Mr. Crochet were not obtained. Mr. Crochet has advised the Debtors that he disputes these assertions and that the consents were obtained either in writing or by implication.

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The Debtors also believe that they have the following claims against Mr. Crochet under Chapter 5 of the Bankruptcy Code:

(a)

Preferential Transfers. During the one year period prior to the Commencement Date, Mr. Crochet was paid $31.1 million in respect of the C&B Note. The Debtors believe that Mr. Crochet is an “insider” for purposes of recovering voidable preferences under section 547 of the Bankruptcy Code and that the foregoing payment is fully recoverable from Mr. Crochet under the provisions of section 547 of the Bankruptcy Code.

(b)

Fraudulent Transfer. The Debtors also believe that all transfers to Mr. Crochet prior to the Commencement Date in connection with the acquisition of his company by Charys Holding (including, without limitation, cash and any collateral security) constitute fraudulent conveyances under section 548 of the Bankruptcy Code. More specifically, the Debtors believe that in exchange for such transfers to Mr. Crochet, Charys Holding received less than reasonably equivalent value and that Charys Holding:

(i)	was insolvent on the date of such transfers or became insolvent as a result thereof;

(ii)	was engaged in business or was about to engage in business for which any property remaining with Charys Holding was an unreasonably small capital; or

(iii)	intended to incur, or believed it would incur debts that would be beyond its ability to pay as such debts matured.

In other words, the Debtors believe that the value of the business they purchased from Mr. Crochet was significantly less than what was transferred to Mr. Crochet in exchange therefor and, at the time of such transfers, Charys Holding was “insolvent” within the purview of section 548 of the Bankruptcy Code. The Debtors also believe that Mr. Crochet may have made certain misrepresentations with respect to the business he sold to Charys Holding, including with respect to the value of the accounts receivable on C&B’s books, for which Charys Holding and other parties may have affirmative claims against Mr. Crochet.

The Debtors believe that even if Mr. Crochet has an Allowed Claim and such Allowed Claim is secured by valid liens on the assets of the Debtors and Ayin, the value of the collateral subject to such liens is de minimis. The only material assets Charys Holding has is the stock of its subsidiaries which has little value, if any, because of the outstanding indebtedness of such subsidiaries. The only remaining material assets of C&B are accounts receivable which, as Mr. Crochet has acknowledged, are subject to superior liens. And the only assets of Ayin is the stock of its subsidiaries which has little or no value because of the outstanding indebtedness of such entities. Accordingly, even if Mr. Crochet has enforceable liens and claims, the value of his collateral security is insignificant and the balance of any such Allowed Claim would therefore be a general unsecured claim which would be treated with all other Allowed General Unsecured Claims against Charys Holding under Charys Holding Class 8 under the Plan and with all other General Unsecured Claims against C&B under C&B Class 4A under the Plan, as applicable.

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Further, to the extent Mr. Crochet has an Allowed Claim against Charys Holding, the Plan does not in any way affect any rights of subordination he may have with respect to such Allowed Claim against the holders of the 8.75% Senior Convertible Notes.

In sum, the Debtors believe that the Plan is confirmable despite any objection thereto filed by Mr. Crochet.

X.

FINANCIAL INFORMATION

Charys Holding’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007, is contained in Exhibits C to this Disclosure Statement, and is incorporated herein by reference.

XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A.	LIQUIDATION UNDER CHAPTER 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtors’ liquidation analysis are set forth in Section IX above, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION; Requirements for Confirmation of the Plan of Reorganization; Consensual Confirmation; Best Interests Test.” The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (i) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (ii) additional administrative expenses involved in the appointment of a trustee and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation under chapter 7.

B.	ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets under chapter 11. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors and equity holders to realize the most value under the circumstances.

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XII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors, the Affiliated Plan Proponents (as subsidiaries of the Debtors), and to certain holders of Claims. The following summary does not address the U.S. federal income tax consequences to holders whose Claims are not impaired (e.g., Other Priority Claims, Secured Tax Claims, Secured Working Capital Facility Claims against Charys Holding and Other Secured Claims against Charys Holding). In addition, the following summary does not address the federal income tax consequences to holders whose Claims or Equity Interests are extinguished without a distribution in exchange therefor (e.g., Subordinated Debt Claims against Charys Holding, Charys Holding Securities Claims, C&B Securities Claims and Equity Interests), or generally those holders who negotiated their own settlements with the Debtors (e.g., the Mirror Note Claims, the CTSI/MSAI Seller Note Claims and Cotton Seller Note Claims).

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations (including, without limitation, certain pension funds), persons holding a Claim as part of an integrated constructive sale or straddle or part of a conversion transaction, and investors in pass-through entities).

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, holders of Claims and Equity Interest are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims and Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Tax Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

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A.	CONSEQUENCES TO THE PLAN PROPONENTS
1.	Consequences to the Debtors

For federal income tax purposes, the Debtors and the Affiliated Plan Proponents are members of an affiliated group of corporations of which Charys Holding is the common parent (the “Charys Group”), and join in the filing of a consolidated federal income tax return. The Debtors estimate that, as of April 30, 2007, the Charys Group had incurred consolidated net operating loss (“NOL”) carryforwards of approximately $95 million. The Charys Group has incurred additional NOLs since April 30, 2007, and the Debtors expect that the Charys Group will continue to incur additional losses through the Effective Date. The amount of such losses, and any limitations with respect to the utilization of such losses, remain subject to audit by the IRS.

Pursuant to the Restructuring Transactions that will be effectuated in connection with the implementation of the Plan, the Affiliated Plan Proponents will issue stock to the Indenture Trustee on behalf of holders of certain Claims and to Charys Holding in respect of intercompany Claims held by Charys Holding. Charys Holding will, in turn, transfer its stock in the Affiliated Plan Proponents to the Charys Liquidating Trust (on behalf of the holders of certain Claims) and to the Disbursing Agent (on behalf of holders of Mirror Note Claims), following which all the stock of the Affiliated Plan Proponents will be contributed to New Holdco in exchange for the New Equity Interests and New Secured Notes. Any other assets of Charys Holding will be transferred to the Charys Liquidating Trust and all assets of C&B will be transferred to the C&B Liquidating Trust. Thereafter, the debtors and their subsidiaries, other than the Affiliated Plan Proponents, will dissolve. Pursuant to the Plan, all parties (including the Debtors) are required to report consistent with the form of the Restructuring Transactions for all federal income tax purposes, subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including, without limitation, the receipt by the Charys Trustee or New Holdco of a private letter ruling if the Charys Trustee or New Holdco so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested). As structured, the Debtors’ transfer of their assets (including Charys Holding’s stock in the Affiliated Plan Proponents) to the Liquidating Trusts and Disbursing Agent (on behalf of holders of Mirror Note Claims) would effectuate liquidations of the Debtors, as a result of which the Debtors expect to incur significant losses. As discussed below, such losses would be substantially reduced or eliminated as a result of the cancellation of debt (“COD”) incurred by the Debtors pursuant to the Plan, or otherwise expire upon the liquidation and dissolution of the Debtors.

There is no assurance, however, that the form of the Restructuring Transactions will be respected by the IRS. Were the IRS to challenge the characterization of the Restructuring Transactions and treat Charys Holding as transferring the stock of the Affiliated Plan Proponents directly to New Holdco and distributing New Equity Interests to the Chary Liquidating Trust and New Secured Notes to the holders of Mirror Note Claims, it is possible that such transfer and distribution may be regarded as effectuating a “reorganization” of Charys Holding with and into New Holdco for federal income tax purposes. In such event, New Holdco would carryover any tax attributes of Charys Holding remaining after reduction for the COD incurred by the Debtors, and subject to the limitations imposed by section 382 of the Tax Code following an ownership change.

In connection with the implementation of the Plan, it is expected that the Debtors will incur a significant amount of COD for federal income tax purposes. COD is the amount by

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which indebtedness discharged (reduced by any unamortized original issue discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). Although any COD incurred will be excluded from the Charys Group’s taxable income for federal income tax purposes under a special bankruptcy exception contained in the Tax Code, the Tax Code provides that a debtor in a bankruptcy case generally must reduce certain of its (and, as discussed in the next section, possibly certain of its consolidated subsidiaries’) tax attributes – such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets – by the amount of the excluded COD. Any reduction in tax attributes in respect of excluded COD income does not occur until after the computation of tax for the taxable year in which the COD is incurred.

2.	Consequences to the Affiliated Plan Proponents

Where a debtor that incurs COD joins in the filing of a consolidated federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the other members of the group also be reduced. As a result, it is possible that any NOL carryforwards and current year losses of the Affiliated Plan Proponents may be reduced or eliminated as a result of COD incurred by the Debtors. In addition, in the event that the Restructuring Transactions are treated as a reorganization of Charys Holding for federal income tax purposes, it is possible that the Affiliated Plan Proponents may be required to reduce the tax basis of their assets as a result of the COD incurred by the Debtors.

Moreover, under the Treasury Regulations, certain of the Affiliated Plan Proponents may be required to reduce their tax attributes to the extent of the loss recognized by the Charys Group upon the transfer of the stock of the Affiliated Plan Proponents to the creditors and the Charys Liquidating Trust.

Following the Effective Date, any remaining NOL carryforwards and certain other tax attributes of the Affiliated Plan Proponents (collectively, “pre-change losses”) will be subject to an annual limitation under section 382 of the Tax Code, possibly on a consolidated basis, as a result of the change in ownership of the Affiliated Plan Proponents. Under section 382, if a corporation (or a consolidated group or subgroup of corporations, including in this case the Affiliated Plan Proponents, provided New Holdco elects to treat the Affiliated Plan Proponents as a subgroup for this purpose) undergoes an ownership change, the amount of its pre-change losses that may be utilized in a year to offset future taxable income is generally limited to (i) the fair market value of its stock (or, in the case of a subgroup, the equity value of the group) immediately before the ownership change multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (5.40% for ownership changes occurring in December 2008). The fair market value of a corporation’s stock for this calculation may be adjusted to exclude substantial non-business assets and certain capital contributions, and to take into account any post-change redemptions and other corporate contractions in connection with the ownership change.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding

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any utilization of the corporation’s pre-change losses, absent any increases due to recognized built in gains as discussed below.

Section 382 can operate to limit the deduction of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as part of the pre-change losses subject to the annual limitation. Conversely, if the loss corporation (or group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies on a consolidated basis, certain corporations that join the group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. In general, a loss corporation’s (or group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10,000,000 or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% tax rate if and to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or a consolidated group or subgroup) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in any future taxable year when the corporation is no longer subject to AMT and otherwise becomes subject to regular tax.

B.	CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS

Pursuant to the Plan, holders of certain Claims will receive a beneficial interest in either the Charys Liquidating Trust or the C&B Liquidating Trust. For federal income tax purposes, the Liquidating Trusts have been structured to qualify as “grantor trusts,” as discussed below (see section XII.B.6., “Tax Treatment of Liquidating Trusts and Holders of Beneficial Interests”). As a result, the receipt by a holder of a beneficial interest in one of the Liquidating Trusts should be treated for federal income tax purposes as the receipt of a direct undivided interest in the underlying assets of the Liquidating Trust, subject to any obligations of the Liquidating Trust, and all holders are required to report consistent therewith. In addition, pursuant to the Plan, the Liquidating Trustees will make a good-faith valuation of the assets of their respective liquidating trusts, subject to the valuation of the Board of New Holdco, and all parties must consistently use such valuation for all federal income tax purposes.

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1.	Consequences to Holders of 8.75% Senior Convertible Note Claims,

and Holders of General Unsecured Claims Against Charys Holding

Pursuant to the Plan, each holder of an Allowed 8.75% Senior Convertible Note Claim against Charys Holding will receive, in respect of such Claims and in respect of their Claims against the Affiliated Plan Proponents, as guarantors, and in accordance with the Restructuring Transactions, (i) a Class B Charys Beneficial Interest, (ii) stock of the Affiliated Plan Proponents which will be exchanged for New Secured Notes and New Equity Interests as described in the Plan and below. Each holder of a General Unsecured Claim against Charys Holding will receive a Class B Charys Beneficial Interest in full satisfaction of its Claims.

(a)        Restructuring Transactions. On the Effective Date, the following Restructuring Transactions will occur in the order indicated:

(i)        First, simultaneously, (A) the Affiliated Plan Proponents will each issue new shares (the Noteholder Shares) to the Indenture Trustee on behalf of the holders of Affiliated Plan Proponent 8.75% Senior Convertible Note Claims (i.e., in respect of holders’ Claims against the Affiliated Plan Proponents as guarantors of the 8.75% Senior Convertible Note Claims), and (B) certain of the Affiliated Plan Proponents will each issue new shares (the Intercompany Claims Shares) to Charys Holding in satisfaction of certain intercompany Claims owed by them to Charys Holding.

(ii)       Second, simultaneously, (A) Charys Holding will transfer a portion of the Intercompany Claims Shares and the other Charys Liquidating Trust Assets to the Charys Trustee for the benefit of the Charys Liquidating Trust Beneficiaries, and (B) Charys Holding will transfer the remainder of the Intercompany Claims Shares to the Disbursing Agent on behalf of holders of Mirror Note Claims in accordance with their pro rata share of the Mirror Note Claims.

(iii)      Third, simultaneously, (A) the Indenture Trustee will, on behalf of the holders of Affiliated Plan Proponent 8.75% Senior Convertible Note Claims, contribute all of the Noteholder Shares to New Holdco in exchange for New Secured Notes and New Equity Interests, (B) the Charys Trustee will contribute all of the Intercompany Claims Shares it received to New Holdco in exchange for New Equity Interests, and (C) the Disbursing Agent will, on behalf of the holders of Mirror Note Claims, contribute all of the Intercompany Claims Shares it received to New Holdco in exchange for New Secured Notes.

Pursuant to the Plan, all parties (including the Debtors, the Charys Trustee, the holders of Mirror Note Claims, 8.75% Senior Convertible Note Claims, and General Unsecured Claims against Charys Holding and New Holdco) are required to report consistent with the form of the Restructuring Transactions for all federal income tax purposes, subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including, without limitation, the receipt by the Charys Trustee or New Holdco of a private letter ruling if the Charys Trustee or New Holdco so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested). Unless otherwise indicated, the following discussion assumes that the Restructuring Transactions will be respected for federal income tax purposes as set forth in the Plan.

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(b)	Gain or Loss.

(i)        With Respect to Initial Satisfaction of Claims. In general, each holder of a Charys 8.75% Senior Convertible Note Claim and General Unsecured Claim against Charys Holding should recognize gain or loss in respect of its Claim in an amount equal to the difference, if any, between (i) the “amount realized” in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest). For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see section XII.B.3. below, “Distributions in Discharge of Accrued and Unpaid Interest.”

The Charys 8.75% Senior Convertible Note Claims also give rise to secondary liability Claims against the Affiliate Plan Proponents and C&B under the Guarantees by such entities. As such, no separable gain or loss generally should be recognized by the holders of such Claims against the Affiliated Plan Proponents or C&B; rather, any amounts received should be taken into account as additional amount realized in respect of each holder’s underlying Claim against Charys Holding, and any resulting gain or loss should be in respect of such Claim. Accordingly, the amount realized by a holder of Charys 8.75% Senior Convertible Note Claims generally should equal the sum of the fair market value of Noteholder Shares received and its undivided interest in the Charys Liquidating Trust Assets, regardless of whether such shares or interest were received in respect of its Claims against Charys Holding or its corresponding Claims against the Affiliated Plan Proponents.

In the case of a holder of a General Unsecured Claim against Charys Holding, the amount realized will equal the fair market value of its undivided interest in the Charys Liquidating Trust Assets.

Due to the possibility that a holder of a previously Allowed Claim may become entitled to an increased share of the assets of the Charys Liquidating Trust as any Disputed Claims are resolved, any loss, and a portion of any gain, realized by such holder in respect of its Claim may be deferred until all Disputed Claims are resolved. Holders of Allowed Claims are urged to consult their tax advisors regarding the possible deferral of any loss or a portion of any gain.

Where gain or loss is recognized by a holder of an 8.75% Senior Convertible Note Claim or General Unsecured Claim against Charys Holding in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

As discussed above, the structure of the Restructuring Transactions is such that the initial transfers of Affiliated Plan Proponent stock to holders of Claims (through the Indenture Trustee, Charys Trustee or Disbursing Agent on behalf of holders) are treated as taxable transactions for federal income tax purposes, followed by a contribution to New Holdco for New Equity Interests and New Secured Notes (as discussed below). The discussion herein regarding the tax consequences to holders of Claims assumes that the form of the Restructuring Transactions are respected for federal income tax purposes. Were the IRS to successfully challenge the characterization of the Restructuring Transactions, such transactions could be

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considered part of a tax-free reorganization of Charys Holding, in which event certain of the tax consequences to the holders of Claims could differ from those described herein (including, without limitation, the non-recognition of any loss and all or part of any gain).

(ii)       With Respect to Contribution of Shares to New Holdco. The subsequent contribution to New Holdco of the Noteholder Shares (by the Indenture Trustee on behalf of the holders of the 8.75% Senior Convertible Note Claims) and the Intercompany Claims Shares (by the Charys Trustee, on behalf of holders of Claims who received beneficial interests in the Charys Liquidating Trust) in exchange for New Secured Notes and New Equity Interests is expected to qualify under section 351 of the Tax Code. Accordingly, a holder of an 8.75% Senior Convertible Note Claim should not recognize a loss, but (due to the receipt of the New Secured Notes) may recognize gain (as computed below) in respect of such exchange. No gain or loss generally should be recognized by a holder of a General Unsecured Claim against Charys Holding in respect of such exchange. See section XII.B.3. below, “Tax Treatment of the Liquidating Trusts and Holders of Beneficial Interests,” regarding the treatment of holders of beneficial interests in a Liquidating Trust as a direct owner of an undivided interest in the underlying assets for federal income tax purposes.

The gain, if any, recognized by a holder of an 8.75% Senior Convertible Note Claim in respect of the contribution of shares to New Holdco would be equal to the excess of (i) the sum of the issue price of the New Secured Notes received (which, as discussed in section XII.B.5.a., below, would be equal to either the fair market value or the stated principal amount of such notes) and the fair market value of New Equity Interests received (including its undivided interest in the New Equity Interests received in respect of Intercompany Claim Shares by the Charys Liquidating Trust) over (ii) its aggregate tax basis in the Noteholder Shares and the Intercompany Claims Shares exchanged therefor (which would be equal to the fair market value of the Noteholder Shares and of its undivided interest in the Intercompany Claims Shares). If the issue price of the New Secured Notes is equal to their fair market value (in contrast to the principal amount of the New Secured Notes, which amount may differ from, and thus may be above, fair market value), a holder should have little, if any, gain in respect of the contribution to New Holdco.

The character of such gain may be treated as short-term capital gain depending in part on the holder’s personal circumstances. In general, a creditor that receives stock of a debtor corporation in satisfaction of its claim against the debtor is required to treat as ordinary income any gain recognized on a subsequent disposition of the stock to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the claim for which stock was received and any ordinary loss deductions incurred upon satisfaction of the claim, less any income (other than interest income) recognized by the holder upon satisfaction of the claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s claim had been satisfied in full but which was not included by reason of the cash method of accounting. In the present case, in accordance with the Restructuring Transactions, the holders of 8.75% Senior Convertible Note Claims will receive the Noteholder Shares in satisfaction of their Claims against the Affiliated Plan Proponents. Such Claims are secondary liability claims under guarantees of Claims against Charys Holding. As a result, no prior deductions will be claimed in respect of the Claims against the Affiliated Plan Proponents nor, as discussed above, should any gain or loss be considered to be recognized in respect of the satisfaction of the Claims against the Affiliated Plan Proponents. Thus, it appears that any gain

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recognized in respect of the contribution to New Holdco should not be recharacterized under this provision as ordinary income.

(iii)      Later Distributions From the Liquidating Trust. After the Effective Date, any amounts that a holder receives as a distribution from the Liquidating Trusts in respect of its beneficial interests in the Liquidating Trusts (other than possibly as a result of the subsequent disallowance of a Disputed Claim) should not be included in the holder’s amount realized in respect of its Claim for federal income tax purposes, but should be separately treated as a distribution received in respect of its beneficial interest. In addition, holders of previously Allowed Claims may become entitled to an increased share of the assets of the Liquidating Trusts as any Disputed Claims are resolved. The imputed interest provisions of the Tax Code may apply to treat a portion of such increased share of assets as imputed interest, with the remainder possibly being treated as additional amounts received in respect of their original Claims.

(iv)      Tax Basis in New Equity Interests, New Secured Notes and Liquidating Trust Assets. In general, a holder’s tax basis in its undivided interest in the underlying assets of the Liquidating Trusts and the New Equity Interests received should be equal to their fair market value which, in the case of the Charys Liquidating Trust Assets will reflect any obligations to which those assets are subject. A holder’s tax basis in the New Secured Notes received should equal the issue price of such notes. A holder’s holding period in such assets, interests and notes generally should begin the day following the receipt of such property.

2.	Consequences to Holders of Other Secured Claims

Against C&B and General Unsecured Against C&B

Pursuant to the Plan, each holder of an Allowed Other Secured Claim against C&B shall, for federal income tax purposes, be treated as having received on the Effective Date a Class A C&B Beneficial Interest in the C&B Liquidating Trust and all parties (including the Debtors, the C&B Trustee, and the C&B Liquidating Trust Beneficiaries) are required to report consistently therewith for federal income tax purposes. Pursuant to the Plan, each holder of an Allowed General Unsecured Claim against C&B will receive a Class B C&B Beneficial Interest in the C&B Liquidating Trust in satisfaction of its Claim.

Accordingly, in general, each holder of an Allowed Other Secured Claim against C&B or General Unsecured Claim against C&B should recognize gain or loss (although any loss with respect to a General Unsecured Claim could be deferred until all Disputed Claims are resolved) in an amount equal to the difference, if any, between (i) the fair market value of its undivided interest in the C&B Liquidating Trust Assets received in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest). See section XII.B.6. below, “Tax Treatment of the Liquidating Trusts and Holders of Beneficial Interests,” regarding the treatment of holders of beneficial interests in a Liquidating Trust as a direct owner of an undivided interest in the underlying assets for federal income tax purposes. For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see section XII.B.3. below, “Distributions in Discharge of Accrued and Unpaid Interest.”

In addition, holders of previously Allowed General Unsecured Claims against C&B may become entitled to an increased share of the assets of the C&B Liquidating Trust Assets as any Disputed Claims are resolved. The imputed interest provisions of the Tax Code may apply to treat a portion of such increased share of assets as imputed interest. Holders of such

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Claims should also consult their tax advisors regarding the possible deferral of any loss, and a portion of any gain, realized by such holders in respect of their Claims until such Disputed Claims are resolved.

Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

In general, a holder’s tax basis in its undivided interest in the C&B Liquidating Trust Assets should be equal to their fair market value which will reflect any obligations to which those assets are subject, and the holding period for such assets should begin the day following the receipt of such assets.

After the Effective Date, any amounts that a holder receives as a distribution from the C&B Liquidating Trust in respect of its beneficial interest in the C&B Liquidating Trust (other than possibly as a result of the subsequent disallowance of a Disputed Claim, as discussed above) generally should not be included in the holder’s amount realized in respect of its Claim for federal income tax purposes, but should be separately treated as a distribution received in respect of its beneficial interest.

3.	Distributions in Discharge of Accrued and Unpaid Interest

In general, to the extent that any consideration received pursuant to the Plan by a holder of an Allowed Claim is received in satisfaction of accrued interest or original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. However, the IRS has taken the position that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Also, it is also unclear whether a holder of a Claim in the context of a taxable exchange would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

Pursuant to the Plan, all distributions from Charys Holding and the Affiliated Plan Proponents will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter to the portion of such Claim, if any, representing accrued but unpaid interest or OID. However, there is no assurance that the IRS would respect such allocation for federal income tax purposes.

Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for federal income tax purposes.

4.	Ownership and Disposition of New Equity Interests

Any gain or loss recognized by a holder on the sale, exchange, or other disposition of the New Equity Interests generally should be capital gain or loss in an amount

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equal to the difference, if any, between the amount realized by the holder and the holder’s adjusted tax basis in the New Equity Interests immediately before the sale, exchange, or other disposition. Any such gain or loss generally should be long-term if the holder’s holding period for its stock is more than one year at that time. The use of capital losses is subject to limitations.

Under certain circumstances, a creditor that receives stock of a debtor corporation (or its successor) in satisfaction of a debt obligation may be required to treat all or a portion of any gain recognized upon a subsequent disposition of the stock received (or upon a subsequent disposition of any stock or property received in exchange therefor in a tax-free exchange) as ordinary income. As discussed above, it does not appear that this provision should apply in respect of the New Equity Interests received by holders of 8.75% Senior Convertible Note Claims in exchange for their Noteholder Shares. See section XII.B.1.b.(i) above, “—Consequences to Holders of 8.75% Senior Convertible Note Claims, and Holders of General Unsecured Claims Against Charys Holding – Gain or Loss – With Respect to Contribution of Shares to New Holdco.”

5.	Ownership and Disposition of New Secured Notes

(a)        Stated Interest and Original Issue Discount. A holder of New Secured Notes will be required to include stated interest on the New Secured Notes in income in accordance with the holder’s regular method of accounting.

A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the notes, other than qualified stated interest. Stated interest is “qualified stated interest” if it is payable in cash at least annually at a affixed rate. The “issue price” of the New Secured Notes will depend on whether, at any time during the 60-day period ending 30 days after the Effective Date, such notes are traded on an “established market”. If the New Secured Notes are treated for this purpose as traded on an established market, the issue price of the New Secured Notes will equal the fair market value of such notes as of the Effective Date. In such event, the New Secured Notes will be treated as issued with OID to the extent that its issue price is less than its principal amount. Depending on the fair market value of the New Secured Notes, the total amount of OID could be substantial.

Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient that the New Secured Notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. If the New Secured Notes are not traded on an established market, the issue price for such notes should be the stated principal amount of the notes. In general, New Holdco’s determination of issue price will be binding on all holders, other than a holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed tax return for the taxable year in which the Effective Date occurs.

A holder of a New Secured Note that is issued with OID generally will be required to include any OID in income over the term of the note (for so long as the note continues to be owned by the holder) in accordance with a constant yield-to-maturity method, regardless of whether the holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the note (other than cash attributable to qualified

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stated interest). Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash. Any OID that a holder includes in income will increase the holder’s tax basis in its notes. A holder of New Secured Notes will not be separately taxed on the receipt of any cash payments with respect to previously taxed OID, but will reduce its tax basis in such notes by the amount of such payments.

In compliance with applicable Treasury regulations, New Holdco will furnish annually to the IRS and the indenture trustee of any New Secured Notes treated as issued with OID information describing the amount of any accrued OID.

(b)       Sale, Exchange or Other Disposition of the New Secured Notes. Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of the New Secured Notes equal to the difference, if any, between the holder’s adjusted tax basis and the amount realized on the sale, exchange or redemption. For this purpose, a holder’s adjusted tax basis generally will equal the holder’s initial tax basis, increased by the amount of any OID accrued (determined without adjustments) up through the date of the sale, exchange, or redemption, and decreased by the amount of any cash payments (other than qualified stated interest). Any gain or loss generally will be capital gain or loss, and generally should be long-term if the holder’s holding period in its note is more than one year at that time.

6.	Tax Treatment of the Liquidating Trusts and Holders of Beneficial Interests

(a)        Classification of the Liquidating Trust. The Liquidating Trusts are intended to qualify as liquidating trusts for federal income tax purposes. In general, a liquidating trust is not a separate taxable entity, but rather is treated for federal income tax purposes as a “grantor trust” (i.e., a pass-through entity). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trusts have been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Liquidating Trustees, the Charys Liquidating Trust Beneficiaries and the C&B Liquidating Trust Beneficiaries) are required to treat, for federal income tax purposes, the Liquidating Trusts as grantor trusts of which the holders of beneficial interests in each trust are the owners and grantors, and the following discussion assumes that the Liquidating Trusts will be so respected for federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trusts as grantor trusts. Accordingly, there can be no assurance that the IRS would not take a contrary position. If the IRS were to challenge successfully the classification of the Liquidating Trusts, the federal income tax consequences to the Liquidating Trusts, the holders of beneficial interests in the Liquidating Trusts and the Debtors could vary from those discussed herein (including the potential for an entity level tax on any income of the Liquidating Trusts).

General Tax Reporting by the Liquidating Trusts and Beneficiaries. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustees, the Charys Liquidating Trust Beneficiaries, and the C&B Liquidating Trust Beneficiaries) must treat the transfer of the liquidating trust assets to the Liquidating Trusts, in accordance with the terms of the Plan, as a transfer of the respective liquidating trust assets, subject to any obligations relating to those assets, directly to the holders of the respective Claims

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in satisfaction of their Claims, followed by the transfer by the holders to the respective Liquidating Trust of such assets in exchange for beneficial interests in the Liquidating Trusts. Accordingly, all parties must treat the Liquidating Trusts as grantor trusts of which the holders of beneficial interests are the owners and grantors. Thus, such holders will be treated as the direct owners of an undivided interest in the assets of the respective Liquidating Trust in which they have received beneficial interests for all federal income tax purposes (which assets will generally have a tax basis equal to their fair market value on the Effective Date).

Pursuant to the Plan, as soon as possible after the Effective Date, the trustees of each of the Liquidating Trusts will make a good faith valuation of their respective liquidating trust assets, subject to the valuation of the Board of New Holdco; and all parties (including, without limitation, the Debtors, the Liquidating Trustees, the Charys Liquidating Trust Beneficiaries and the C&B Liquidating Trust Beneficiaries) must consistently use such valuation for all federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.

Allocations of taxable income of each of the Liquidating Trusts among the beneficiaries of such trust shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the respective Liquidating Trust had distributed all its other assets (valued at their tax book value) to the holders of the beneficial interests in such Liquidating Trust (treating all Disputed Claims as if they were Allowed Claims, see Sections 5.2(d)(xiii)(2)(D) and 5.3(a)(xiii)(2)(D) of the Plan), in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of each of the Liquidating Trusts shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining respective liquidating trust assets. The tax book value of the liquidating trust assets of each of the Liquidating Trusts for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

The federal income tax obligations of a holder are not dependent on the Liquidating Trusts’ distributing any cash or other proceeds. Therefore, a holder may incur a federal income tax liability with respect to its allocable share of the income of a Liquidating Trust regardless of the fact that the Liquidating Trust has not made any concurrent distribution to the holder. In general, a distribution of cash by a Liquidating Trust to a holder of a beneficial interest in the trust will not be taxable to the holder since the holder will already be regarded for federal income tax purposes as owning the underlying assets.

The trustee of each of the Liquidating Trusts will file with the IRS returns for its respective Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). Except as discussed below with respect to the Liquidating Trust Claims Reserves, the trustee shall also annually send to each holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The trustee of each of the Liquidating Trusts shall also file (or cause to be filed) any other

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statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit.

(b)       Tax Reporting for Liquidating Trust Assets Allocable to Disputed Claims. Subject to definitive guidance from the IRS, or a court of competent jurisdiction to the contrary (including the receipt by a Liquidating Trustee of a private letter ruling if one of the trustees so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by a trustee), the Liquidating Trustee of each of the Liquidating Trusts will (A) elect to treat any liquidating trust assets allocable to, or retained on account of, Disputed Claims (the “Liquidating Trust Claims Reserves”) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. Accordingly, the Liquidating Trust Claims Reserves will be subject to tax annually on a separate entity basis on any net income earned with respect to the assets in such reserves, and all distributions from such reserves will be treated as received by holders in respect of their Claims as if distributed by the Debtors. All parties (including, without limitation, the Debtors, the Liquidating Trustees, the Charys Liquidating Trust Beneficiaries and the C&B Liquidating Trust Beneficiaries) will be required to report for tax purposes consistent with the foregoing.

C.	INFORMATION REPORTING AND WITHHOLDING

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.

XIII.

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CONCLUSION

The Plan Proponents believe that confirmation and implementation of the Plan is in the best interests of all creditors, and urge holders of impaired Claims in Charys Holding Class 5, Class 6, Class 7, and Class 8, and C&B Class 3, Class 4A and Class 4B, to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received no later than 4:00 p.m. (prevailing Eastern Time) on February 17, 2009.

Dated: January 8, 2009

Respectfully submitted,

Charys Holding Company, Inc.

Crochet & Borel Services, Inc.

Complete Tower Sources, Inc.

LFC, Inc.

Mitchell Site Acq. Inc.

Cotton Commercial USA, Inc.

By: /s/ Michael F. Oyster

Name:   Michael F. Oyster

Title:     Chief Executive Officer of Charys

Holding Company, Inc.

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